                                                                    EXHIBIT 10.1




                              FINANCING AGREEMENT





                      THE CIT GROUP/BUSINESS CREDIT, INC.
                       AS ADMINISTRATIVE AGENT AND LENDER

                         PLASTICS MANUFACTURING COMPANY

                            SUN COAST CLOSURES, INC.

                                      AND

                            SUN COAST HOLDINGS, INC.
                                AS CO-BORROWERS

                                      AND

                           SUN COAST INDUSTRIES, INC.
                           AS PARENT AND A GUARANTOR


                          DATED AS OF JANUARY 31, 1997

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SECTION 1.    Definitions   . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 2.    Conditions Precedent  . . . . . . . . . . . . . . . . . . . .  16

SECTION 3.    Revolving Loans   . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 4.    Term Loans  . . . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 5.    Letters of Credit   . . . . . . . . . . . . . . . . . . . . .  27

SECTION 6.    Collateral  . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 7.    Representations, Warranties and Covenants   . . . . . . . . .  33

SECTION 8.    Interest, Fees and Expenses; Terms of Conversion Option
              and Eurodollar Loans  . . . . . . . . . . . . . . . . . . . .  44

SECTION 9.    Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

SECTION 10.   Events of Default and Remedies  . . . . . . . . . . . . . . .  51

SECTION 11.   Termination   . . . . . . . . . . . . . . . . . . . . . . . .  55

SECTION 12.   Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . .  55

SECTION 13.   Agreement between the Lenders   . . . . . . . . . . . . . . .  58

SECTION 14.   Agency  . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

EXHIBITS AND SCHEDULES
----------------------
       Exhibit A -   Form of Promissory Note (Term Loan I)
       Exhibit B -   Form of Promissory Note (Term Loan II)
       Exhibit C -   Form of Promissory Note (Revolving Loan)
       Exhibit D -   Form of Guaranty
       Exhibit E -   Form of Co-Borrower Pledge Agreement
       Exhibit F -   Form of Affiliate Pledge Agreement
       Exhibit G -   Form of Co-Borrower Security Agreement
       Exhibit H -   Form of Affiliate Security Agreement
       Exhibit I -   Assignment and Transfer Agreement
       Schedule 1 -  List of Inventory Locations and Chief Executive Office
       Schedule 2 -  Patents, Trademarks and Copyrights

                              FINANCING AGREEMENT

       THIS FINANCING AGREEMENT (this "Agreement"), dated as of January 31, 1997, is among PLASTICS MANUFACTURING COMPANY, a Nevada corporation ("PMC"), with a principal place of business at 2700 South Westmoreland Avenue, Dallas, Texas, 75376-9045, SUN COAST CLOSURES, INC., a Florida corporation ("SCC"), with a principal place of business at 7350 26th Court East, Sarasota, Florida, 34243, each as joint and several co-borrowers (as joint and several co-borrowers each individually fully liable with respect to the Revolving Loans under the Revolving Line of Credit, the "Revolving Borrowers" and as joint and several co-borrowers individually fully liable with respect to Term Loan I, the "Term Loan I Borrowers," and as joint and several co-borrowers individually fully liable with respect to Term Loan II), and SUN COAST HOLDINGS, INC., a Nevada corporation ("SCH"), with a principal place of business at Bank of America Plaza, 200 South Fourth Street, Suite 1100, Las Vegas, Nevada 89101, as a joint and several co-borrower with PMC and SCC and individually fully liable with respect to Term Loan II, the "Term Loan II Borrowers" (collectively, each of PMC, SCC and SCH, whether as Revolving Borrowers, and/or Term Loan I Borrowers and/or the Term Loan II Borrowers, are individually sometimes referred to as a "Company" and collectively the "Companies," and each is individually and fully liable on the Obligations), SUN COAST INDUSTRIES, INC., a Delaware corporation (the "Parent"), with a principal place of business at 2700 South Westmoreland Avenue, Dallas, Texas, 75376-9045, as a Guarantor, each of the lenders which is identified on the signature pages to this Agreement pursuant hereto (individually, a "Lender" and, collectively, the "Lenders"), and THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation ("CITBC"), with offices located at 1211 Avenue of the Americas, New York, New York, 10036, as the agent for itself and the other Lenders (in such capacity, together with its successors in such capacity, "the Agent") and as a Lender.

                                    RECITALS

       WHEREAS, the Companies and the Parent have requested that the Lenders provide a credit facility to the Companies in the aggregate maximum principal amount of up to $30,000,000 comprised of (a) a revolving line of credit to the Revolving Borrowers in the aggregate maximum principal amount of up to $15,000,000, with documentary and standby letter of credit sublimits thereunder in the principal amount of $500,000 each, and (b) two (2) term loans in the aggregate principal amount of $15,000,000, consisting of a $10,000,000 term loan to the Term Loan I Borrowers and a $5,000,000 term loan to the Term Loan II Borrowers;

       WHEREAS, the Parent has agreed to guaranty the obligations of the Companies evidenced by this Agreement, to pledge certain assets in support thereof, to issue common stock to the Agent for the benefit of the Lenders, and to cause other Affiliates within the corporate group of Companies to guaranty and/or pledge certain assets in support of the obligations of the Companies under this Agreement;

       WHEREAS, the Lenders are willing to provide such a credit facility on the terms and conditions hereafter set forth;

       NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

                            SECTION 1.  DEFINITIONS

ACCOUNTS shall mean any and all of the Companies' now existing and future: (a) accounts (as defined in the UCC) and any and all other receivables, (whether or not specifically listed on schedules furnished to the Agent), including, without limitation, all accounts created by or arising from all of the Revolving Borrowers' sales of goods or rendition of services to their customers (including without limitation from the lease or rental of goods), all accounts arising from sales or rendition of services made under any of the Revolving Borrowers' trade names or styles, or through any of the Revolving Borrowers' divisions; (b) instruments, documents, contract rights and chattel paper (all as defined in the UCC) relative to the foregoing, (c) unpaid seller's or lessor's rights (including rescission, replevin, reclamation and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned or repossessed goods; (e) reserves and credit balances arising hereunder; (f) guarantees or collateral for any of the foregoing; (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing; and (i) cash and non-cash proceeds of any and all the foregoing.

AFFILIATE shall mean, with respect to a specific Person, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

ANNIVERSARY DATE shall mean the date occurring one (1) year from the date hereof and the same date in every year thereafter.

APPLICABLE LENDING OFFICE shall mean, for each Lender and for each Type of Loan (the "Type of Loan" refers to whether such Loan is a Chase Rate Loan or Eurodollar Loan), the "Lending Office" of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Companies as the office by which their Loans of such Type are to be made and maintained.

AVAILABILITY shall mean at any time the positive difference between: (a) the Borrowing Base less (b) the sum of (i) the outstanding aggregate amount of all Obligations (other than the Term Loans and Letters of Credit) of the Revolving Borrowers, (ii) the Availability Reserve, and (iii) at the Agent's reasonable elections all payments of the Revolving Borrowers to the Agent coming due within sixty (60) days from the date of computation.

AVAILABILITY RESERVE shall mean (a) a two (2) month reserve for unpaid rental or similar charges for any facility for which the Companies fails to obtain a landlord's waiver, warehouseman's, processors or mortgagee's waiver, as applicable in form and substance satisfactory to the Agent (as described in Section 2.1(x)), and (b) any reserve which the

Agent may require from time to time pursuant to the explicit terms of this Agreement, including without limitation for Letters of Credit pursuant to paragraph 5.1 of Section 5 hereof.

BORROWING BASE shall have the meaning and shall be calculated in accordance with paragraph 3.1 of Section 3 of this Agreement.

BUSINESS DAY shall mean a day on which the Agent is open for business in New York, New York, and which is not a Saturday, Sunday or other day on which commercial banks or lending institutions in New York, New York are authorized or required by law to close.

CAPITAL EXPENDITURES for any period shall mean the aggregate of all expenditures of the Parent and its direct or indirect Subsidiaries on a consolidated basis during such period, that in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in the balance sheet of the Parent on a consolidated basis, provided that SCC's purchase of the Florida property referred to in Section 7.12 I shall not be deemed a Capital Expenditure.

CAPITAL LEASE shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the balance sheet of the Parent on a consolidated basis.

CHASE RATE LOANS shall mean loans made pursuant to this Agreement at such time as they are made and/or being maintained at a rate of interest based upon the Chase Bank Rate.

CHASE BANK RATE shall mean the rate of interest per annum announced by The Chase Manhattan Bank, N.A. or any successor thereof from time to time as its prime rate in effect at its principal office in the City of New York. (The prime rate is not intended to be the lowest rate of interest charged by The Chase Manhattan Bank, N.A. to its borrowers).

CLI shall mean Custom Laminates, Inc., a Nevada corporation with a principal place of business at 2700 South Westmoreland Avenue, Dallas, Texas, 75376-9045, and a direct wholly owned Subsidiary of SCH.

CLOSING DATE shall mean the date that this Agreement, the Loan Documents, and all related documentation has been duly executed by the parties hereto and delivered to the Agent.

COLLATERAL shall mean all present and future Accounts, Equipment, Inventory, Documents of Title, General Intangibles, the pledged stock of SCA, CLI, SCM, PMC, SCC, and SCH, Other Collateral and Real Estate of the Companies and the proceeds of any and all of the foregoing.

COLLATERAL MANAGEMENT FEE shall mean the sum of $30,000.00 per annum which shall be paid to the Agent in accordance with paragraph 8.8 of Section 8 hereof to offset the expenses and costs of the Agent in connection with record keeping, periodic examinations, analyzing and evaluating the Collateral.

COMMITMENT FEE shall mean a non-refundable commitment fee in the amount of $100,000.00 paid to induce the Agent to issue a commitment letter, which amount shall be credited to the Loan Facility Fee upon consummation of this financing on the Closing Date.

CONSOLIDATED BALANCE SHEET shall mean a consolidated balance sheet for the Parent, the Companies and the consolidated Subsidiaries of each, eliminating all inter-company transactions and prepared in accordance with GAAP.

CONSOLIDATING BALANCE SHEET shall mean a Consolidated Balance Sheet plus individual balance sheets presented in a spreadsheet format for the Parent, the Companies, and the Subsidiaries of each (except for the Mexican operations which are presented on a consolidated basis with respect to SCA, SCM and NP), showing all eliminations of inter-company transactions and prepared in accordance with GAAP and including a balance sheet for each of the Companies exclusively.

CONTRACT RATE shall mean the rates of interest computed as applicable and as set forth in paragraphs 8.1, 8.2 and 8.3 of Section 8 of this Agreement.

CURRENT ASSETS shall mean, wherever used throughout this Agreement, those assets of the Parent and its Subsidiaries on a consolidated basis which, in accordance with GAAP, are classified as "current".

CURRENT LIABILITIES shall mean, wherever used throughout this Agreement, those liabilities of the Parent and its Subsidiaries on a consolidated basis which, in accordance with GAAP, are classified as "current", provided, however, that notwithstanding GAAP, (a) the Revolving Loans and the current portion of Permitted Indebtedness shall be considered "current liabilities," and (b) all special non-recurring charges pursuant to FAS 121 or relating to plant closures and discontinued operations through September 30, 1997 shall be excluded from current liabilities.

CUSTOMARILY PERMITTED LIENs shall mean

       (a) liens of local or state authorities for franchise or other like taxes provided the aggregate amounts of such liens shall not exceed $100,000.00 in the aggregate at any one time;

       (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

       (c) deposits made (and the liens thereon) in the ordinary course of business (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations, surety bonds, appeal bonds and other similar obligations arising as a result of progress payments under government contracts; and

       (d) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate and which are listed as exceptions in the title insurance policy delivered to the Agent herewith.

DEFAULT shall mean any event specified in Section 10 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.

DEFAULT RATE OF INTEREST shall mean a rate of interest per annum equal to the lesser of (a) the Maximum Legal Rate and (b) the sum of: (i) four percent (4%) and (ii) the Chase Bank Rate.

DOCUMENTATION FEE shall mean, subsequent to the Closing Date, the Agent's standard fees relating to any and all modifications, waivers, releases, amendments or additional collateral with respect to this Agreement, the Collateral and/or the Obligations.

DOCUMENTS OF TITLE shall mean all present and future documents (as defined in the UCC) and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

EARLY TERMINATION DATE shall mean the date on which any Company or Companies terminates this Agreement or the Line of Credit and which date is prior to the Maturity Date.

EARLY TERMINATION FEE shall: (a) mean the fee the Agent is entitled to charge the Revolving Borrowers in the event the Revolving Borrowers or either of them terminate the Line of Credit or this Agreement on a date prior to the Maturity Date; and (b) be determined by calculating the average daily loan balance of the Revolving Loans and Letters of Credit outstanding for the period from the date of this Agreement to the Early Termination Date and multiplying that number by: (i) three percent (3%) per annum if the Early Termination Date is prior to the First Anniversary Date; (ii) two percent (2%) per annum if the Early Termination Date is on or after the First Anniversary Date but prior to the Second Anniversary Date; and (iii) one percent (1%) per annum if the Early Termination Date is on or after the Second Anniversary Date, all for the number of days from the Early Termination Date to the next succeeding Anniversary Date.

EBIT shall mean, in any period, all earnings of the Parent on a consolidated basis before all interest and tax expenses and all non-recurring charges pursuant to FAS 121 or relating to plant closures and discontinued operations through September 30, 1997, of the Parent on a consolidated basis for said period, determined in accordance with GAAP.

ELIGIBLE ACCOUNTS RECEIVABLE shall mean the gross amount of the Revolving Borrowers' Accounts that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of the Agent and which conform to the warranties contained herein and at all times continue to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, the sum of (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted or outstanding) and
(b) reserves for: (i) sales, services or leases to the United States of America or to any agency, department or division thereof, except for any such sales as to which the Revolving Borrowers have complied with the Assignment of Claims Act of 1940, to the Agent's reasonable satisfaction; (ii) foreign sales, services or leases, other than sales, services or leases (x) secured by standby letters of credit (in form and substance satisfactory to the Agent) issued or confirmed by, and payable at, banks having a place of business in the United States of America and payable in United States currency, or (y) to customers residing in Canada provided such sales or transactions otherwise comply with all of the other criteria for eligibility hereunder, are payable in United States currency and such sales or transactions do not exceed $200,000.00 in the aggregate at any one time; (iii) accounts that remain unpaid more than ninety
(90) days from invoice date for SCC, or, as to PMC, more than sixty (60) days from the due date or more than one hundred twenty (120) days from invoice date;
(iv) contra accounts; (v) sales, services or leases to the Parent, any subsidiary, or to any companies affiliated with the Revolving Borrowers or Parent in any way; (vi) bill and hold (deferred shipment) or consignment sales;
(vii) sales, services or leases to any customer which is (A) insolvent, (B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (C) negotiating, or have called a meeting of its or their creditors for purposes of negotiating, a compromise of its debts or (D) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent; (viii) all sales, services or leases to any customer if fifty percent (50%) or more of either (X) all outstanding invoices to such customer or (Y) the aggregate dollar amount of all outstanding invoices to such customer, are unpaid more than ninety (90) days from invoice date for SCC, or, as to PMC, sixty (60) days from the due date; (ix) any other reasons deemed necessary by the Agent in its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Agent; (x) any Accounts arising from the sale, lease or rental of goods for which a customer shall have objected to the quality or quantity of goods or services of the Revolving Borrowers, or where such customer shall have rejected, returned or refused to accept such goods or services; (xi) pre-billed receivables and receivables arising from progress billing; and (xii) an amount representing, historically, returns, discounts, claims, credits and allowances.

ELIGIBLE INVENTORY shall mean the gross amount of the Revolving Borrowers' Inventory that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of the Agent and which conforms to the warranties contained herein and which at all times continues to be acceptable to the Agent in the exercise of its reasonable business judgment, less any (a) work-in-process inventory that cannot be resold in its current form, (b) supplies

(other than raw material), (c) goods not present in the United States of America, (d) goods returned or rejected by the Revolving Borrowers' customers other than goods that are undamaged and resalable in the normal course of business or goods to be returned to the Revolving Borrowers' suppliers, (e) goods in transit to third parties (other than the Revolving Borrowers' agents or warehouses); and (f) reserves required by the Agent in its reasonable discretion, including, but not limited to, for special order goods, market value declines discontinued, slow-moving and obsolete inventory, bill and hold (deferred shipment) or consignment sales, and shrinkage.

EQUIPMENT shall mean all of the Companies' present and hereafter acquired equipment (as defined in the UCC) and any and all machinery, motor vehicles, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds of whatever sort.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

EUROCURRENCY RESERVE REQUIREMENTS for any day as applied to a Eurodollar Loan, shall mean the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect with respect to any Lender (and/or any present or future participant) on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect), dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by the Agent and/or any such participants (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).

EURODOLLAR LENDING OFFICE with respect to the Agent, shall mean the office of Chase Bank or any successor thereof maintained at 270 Park Avenue, New York, NY 10017.

EURODOLLAR LOAN shall mean any Revolving Loan or Term Loan made pursuant to this Agreement at such time as it is made and/or are being maintained at a rate of interest based upon the LIBOR rate (herein sometime "LIBOR Rate"), provided that no Eurodollar Loan shall be made after the date that is three months prior to the Anniversary Date or any other applicable date of termination of this Agreement and upon notice thereof in accordance with Section 10 hereof.

EVENT(S) OF DEFAULT shall have the meaning provided for in Section 10 of this Agreement.

EXECUTIVE OFFICERS shall mean the Chairman, President and Chief Executive Officer, Executive Vice President, Secretary, Treasurer and Chief Financial Officer, and Executive Vice President and Assistant Secretary of the Parent and the Companies.

FIRST ANNIVERSARY DATE shall mean the date occurring one year from the date hereof.

FIXED CHARGE COVERAGE RATIO shall mean the ratio determined by dividing (a) EBIT plus depreciation and amortization less Capital Expenditures (net of any Purchase Money Lien Financing and, to the extent permitted herein, net of any proceeds used for replacement of capital items), and cash taxes, by (b) Interest Expense and scheduled principal payments (excluding the SCA Notes) for the applicable period, determined in accordance with GAAP.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied, and for the period as to which such accounting principles are to apply, provided further that in the event the Companies and/or the Parent modify their accounting procedures as applied as of the Closing Date, then, unless the Agent and the Companies otherwise agree upon appropriate amendments hereto, all financial calculations hereunder shall be made without regard to such modified accounting procedures and the Companies and the Parent shall provide such statements of reconciliation as shall be in form and substance acceptable to the Agent.

GENERAL INTANGIBLES shall have the meaning set forth in the UCC and shall include, without limitation, any and all of the Companies' present and future right, title and interest in and to all tradenames, trademarks, corporate names, business names, fictitious business names, trade styles, service marks, logos and any other designs or sources of business identities, indicative of origin or similar devices, copyrights, patents, together with improvements on said patents, utility models, industrial models, designs and any other forms of industrial intellectual property, licenses, all applications with respect to the foregoing, all right, title and interest in any and all extensions and renewals and all goodwill with respect to any of the foregoing, and all customer lists, distribution agreements, supply agreements and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including without limitation the proceeds or royalties of any licensing agreements between the Companies and any licensee of any of the Companies' General Intangibles, as the case may be.

GUARANTIES shall mean the guaranties executed in the form attached hereto as Exhibit D by the Guarantors securing the Obligations of the Companies under this Agreement.

GUARANTORS shall mean, collectively, the Parent, PMC, SCC, SCH, SCA, and CLI.

INDEBTEDNESS shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of money (borrowed or otherwise due or owing to third parties; provided, however, regular trade payables and accounts occurring in the ordinary course of business shall be excluded) or for the deferred purchase price of property, services or assets, other than Inventory, or (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized.

INDUSTRIAL REVENUE BONDS shall mean the Industrial Development Revenue Bonds, 1985 series, issued by Manatee County, Florida on behalf of SCC, formerly known as Sun Coast Plastics, Inc.

INTEREST EXPENSE shall mean total interest obligations (paid or accrued) of the Parent on a consolidated basis, determined in accordance with GAAP on a basis consistent with the latest audited consolidated statements of the Parent.

INTEREST PERIOD shall mean:

       (a) initially (but subsequent to seven days from the Closing Date), as the case may be, a one month, two month, three month or six month period commencing on the borrowing or conversion date with respect to a Eurodollar Loan and ending one, two, three or six months thereafter, as applicable; and

       (b) thereafter, at the option of the Companies, any one month, two month, three month or six month period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as applicable;

Provided that, the foregoing provisions relating to Interest Periods are subject to the following:

       (i) if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

       (ii) any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month, at the end of such Interest Period) shall end on the last Working Day of a calendar month;

       (iii) for purposes of determining the availability of Interest Periods, such Interest Periods shall be deemed available if (1) Chase Bank quotes an applicable rate to the Agent or the Agent determines the LIBOR Rate, as provided in the definition of LIBOR and (2) any Lender shall not have advised the Agent that the LIBOR Rate determined by Chase Bank or the Agent on the basis of such quote will not adequately and fairly reflect the cost to any Lender of maintaining or funding its loans bearing interest at the LIBOR Rate, for such Interest Period. If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, the Companies shall continue to pay interest on the Obligations at the applicable per annum rate based upon the Chase Bank Rate.

INVENTORY shall mean all of the Revolving Borrowers' present and hereafter acquired inventory as defined in the UCC and any and all merchandise and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods wherever located, and materials used or usable in manufacturing, processing, packaging or shipping same; in all stages of production - from raw materials through work-in-process to finished goods - and all proceeds thereof of whatever sort.

ISSUING BANK shall mean the bank issuing Letters of Credit for the Revolving Borrowers or either of them.

LETTERS OF CREDIT shall mean all Letters of Credit issued with the assistance of the Agent by the Issuing Bank for or on behalf of the Revolving Borrowers.

LETTER OF CREDIT GUARANTY shall mean the guaranty delivered by the Agent to the Issuing Bank of the Revolving Borrowers' reimbursement obligation under the Issuing Bank's reimbursement agreement, application for a documentary or standby Letter of Credit or other like document.

LETTER OF CREDIT GUARANTY FEE shall mean the fee the Agent may charge the Revolving Borrowers under paragraph 8.3 of Section 8 of this Agreement for: i) issuing the Letter of Credit Guaranty and/or ii) otherwise aiding the Revolving Borrowers in obtaining Letters of Credit pursuant to Section 5 hereof.

LIBOR shall mean at any time of determination, and subject to Availability, for each applicable Interest Period, a variable rate of interest equal to: (a) either (i) the London Interbank Offered Rate paid in London on one month, two month, three or six month dollar deposits from other banks as quoted by The Chase Manhattan Bank, N.A., or (ii) the rate of interest determined by the Agent at which deposits in U.S. Dollars are offered for the relevant interest period based on information presented on Telerate Systems at Page 3750 as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such interest period; provided that if at least two such offered rates appear on the Telerate System at Page 3750 in respect of such interest period, the arithmetic mean of all such rates (as determined by the Agent) will be the rate used; provided further that if Telerate Systems ceases to provide LIBOR quotations, such LIBOR shall be the average rate of interest determined by the Agent at which deposits in U.S. Dollars are offered for the relevant interest period by Bankers Trust Company, The Chase Manhattan Bank, N.A. (or their respective successors) to banks with combined capital and surplus in excess of $500,000,000 in the London interbank market as of 11:00 A.M. (London time) on the applicable interest rate determination date, divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as decimal fraction) of Eurocurrency Reserve Requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

LINE OF CREDIT shall mean the aggregate commitment of the Agent to make loans and advances pursuant to Sections 3, 4 and 5 of this Agreement, to the Companies in the aggregate amount of $30,000,000.00.

LINE OF CREDIT FEE shall mean the fee due the Agent at the end of each month for the Line of Credit and shall be calculated by: multiplying (a) the difference between (i) the Revolving Line of Credit and (ii) the sum of (A) average daily Revolving Loans for said month plus (B) the average daily balance of outstanding Letters of Credit of the Revolving Borrowers for said month; by
(b) one-half of one percent (1/2 of 1%) per annum for the number of days in said month based on a 360 day year.

LOAN DOCUMENTS shall mean this Agreement, the Promissory Notes, the Guaranties, the Co-Borrower and Affiliate Pledge Agreements, the Co-Borrower and Affiliate Security Agreements, the mortgages and/or deeds of trust, any other documents and the ancillary loan and security agreements executed from time to time in connection with this Agreement, as the same may be renewed, amended, extended, increased or supplemented from time to time.

LOAN FACILITY FEE shall mean the fee payable to the Agent in accordance with, and pursuant to, the provisions of paragraph 8.7 of Section 8 of this Agreement.

MANDATORY PREPAYMENT shall: (i) mean the amount by which the Term Loan I Borrowers must prepay Term Loan I and the amount by which the Term Loan II Borrowers must prepay Term Loan II on or before the 90th day after the end of the Parents' fiscal year; and (ii) be determined as set forth in Section 4, paragraph 4.6 of this Agreement.

MATURITY DATE shall mean the date occurring three (3) years from the date hereof and, subject to Section 11, the same date in each year thereafter.

NET WORTH shall mean, at any date of determination, an amount equal to (a) the Total Assets of the Parent on a consolidated basis minus (b) Total Liabilities of the Parent on a consolidated basis.

NP shall mean Nova Plast S.A. de C.V., a Mexican corporation with a principal place of business at Trigo No. 37, Col Granjas Esmeralda, Mexico, D.F.C.P. 09810, and a direct wholly owned Subsidiary of SCM.

OBLIGATIONS shall mean (a) all loans and advances made or to be made by the Agent to the Companies pursuant to this Agreement or any of the Loan Documents;
(b) any and all indebtedness and obligations which may at any time be owing by the Companies to the Agent howsoever arising, whether now in existence or incurred by the Companies from time to time hereafter (whether secured by pledge, lien upon or security interest in any of the Companies' assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Companies are liable to the Agent for such indebtedness as principal, surety, endorser, guarantor or otherwise); (c) all indebtedness owing to the Agent by the Companies under this Agreement, any other Loan Documents or under any other agreement or arrangement now or hereafter entered into between the Companies and the Agent; (d) all indebtedness or obligations incurred by, or imposed on, the Agent as a result of environmental claims (other than as a result of actions of the

Agent) arising out of the Companies' operation, premises or waste disposal practices or sites; (e) the Companies' liability to the Agent as maker or endorser on any promissory note or other instrument for the payment of money; and (f) the Companies' liability to the Agent under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Agent may make or issue to others for the Companies' account, including any accommodation extended with respect to applications for Letters of Credit, the Agent's acceptance of drafts or the Agent's endorsement of notes or other instruments for the Companies' account and benefit.

OPERATING LEASES shall mean all leases of property by the Parent and its direct or indirect Subsidiaries (whether real, personal or mixed) other than Capital Leases.

OTHER COLLATERAL shall mean all now owned and hereafter acquired deposit accounts maintained with any bank or financial institutions; all cash and other monies and property in the possession or control of the Agent; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon, and all cash and non-cash proceeds of the foregoing.

OUT-OF-POCKET EXPENSES shall mean all of the Agent's reasonable present and future expenses incurred relative to this Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, all costs and expenses incurred by the Agent in opening bank accounts, depositing checks, receiving and transferring funds, and any charges imposed on the Agent due to "insufficient funds" of deposited checks and the Agent's standard fee relating thereto, any amounts paid by the Agent, incurred by or charged to the Agent by the Issuing Bank under the Letter of Credit Guaranty or the Revolving Borrowers' reimbursement agreement, application for Letter of Credit or other like document which pertain either directly or indirectly to such Letters of Credit, and the Agent's standard fees relating to the Letters of Credit and any drafts thereunder, any applicable counsel fees and disbursements, title insurance premiums, real estate survey costs, the Tennessee and Florida General Intangible Tax, fees and taxes relative to the filing of financing statements, costs of preparing and recording mortgages/deeds of trust against the Real Estate and all expenses, costs and fees set forth in paragraph 10.3 of Section 10 of this Agreement.

PARENT shall mean Sun Coast Industries, Inc., a Delaware corporation with a principal place of business at 2700 South Westmoreland Avenue, Dallas, Texas, 75376-9045.

PERFECTION CERTIFICATE shall mean the Perfection Certificate signed by the Companies and delivered to the Agent, in form and substance satisfactory to the Agent in connection with this Agreement.

PERMITTED ENCUMBRANCES shall mean: (i) liens expressly permitted, or consented to in writing, by the Agent; (ii) Purchase Money Liens; (iii) Customarily Permitted Liens; (iv) liens granted the Agent by the Companies; (v) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $100,000.00 (other than liens which have been discharged, bonded or insured to the reasonable satisfaction of the Agent); (vi) a first lien in an original principal amount not to exceed $2,000,000 in connection with the purchase and financing of real property located in Sarasota, Florida, and (vii) liens for taxes not yet due and payable or which are being diligently contested in good faith by the Companies by appropriate proceedings and which liens are not (x) other than with respect to Real Estate, senior to the liens of the Agent or (y) for taxes due the United States of America or any state thereof having similar priority statutes.

PERMITTED INDEBTEDNESS shall mean: (i) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, taxes or labor; (ii) the indebtedness secured by the Purchase Money Liens; (iii) Indebtedness of the Parent and any direct or indirect Subsidiary which is subordinated to the prior payment and satisfaction of the Companies' Obligations to the Agent by means of a subordination agreement in form and substance satisfactory to the Agent; (iv) Indebtedness arising under the Letters of Credit and this Agreement; (v) deferred taxes and other expenses incurred in the ordinary course of business;
(vi) the indebtedness in the original principal amount not to exceed $2,000,000, the proceeds of which are used to finance the acquisition of real property and a building located at Sarasota, Florida; (vii) other indebtedness existing on the date of execution of this Agreement and listed in the most recent financial statement delivered to the Agent or otherwise disclosed to the Agent in writing prior to the Closing Date.

PERSON shall mean an individual, entity or tribunal.

PLEDGE AGREEMENT shall have the meaning ascribed to it in Section 2(j).

PREPAYMENT PREMIUM shall mean the amount due the Agent by the Companies upon a voluntary prepayment, in whole or in part, of the Term Loans, determined by multiplying the amount so prepaid by (i) three percent (3%) if the prepayment is prior to the First Anniversary Date; (ii) two percent (2%) if the prepayment is on or after the First Anniversary Date but prior to the Second Anniversary Date; and (iii) one percent (1%) if the prepayment is on or after the Second Anniversary Date

PROMISSORY NOTE shall mean the notes, in the forms of Exhibits A, B and C attached hereto, delivered by the Companies to the Agent to evidence the Term Loans pursuant to, and repayable in accordance with, the provisions of Section 4 and the Revolving Loans pursuant to Section 3 of this Agreement.

PURCHASE MONEY LIENS shall mean liens on any item of equipment acquired after the date of this Agreement provided that (i) each such lien shall attach only to the property to be acquired and any accessions thereto, (ii) a description of the property so acquired is furnished to the Agent, and (iii) the debt incurred in connection with such acquisitions shall not exceed in the aggregate $1,000,000 in any fiscal year.

REAL ESTATE shall mean the Companies' fee and/or leasehold interests in the real property which have been, or will be, encumbered, mortgaged, pledged or assigned to the Agent or its designee.

REQUIRED LENDERS shall mean Lenders holding more than fifty percent (50%) of the outstanding loans, advances, extensions of credit and commitments to the Companies hereunder.

REVOLVING LINE OF CREDIT shall mean the aggregate commitment of the Agent to make loans and advances pursuant to Section 3 of this Agreement and issue Letters of Credit Guaranties pursuant to Section 5 hereof to the Revolving Borrowers, in the aggregate amount of $15,000,000.00.

REVOLVING LOANS shall mean the loans and advances made, from time to time, to or for the account of the Revolving Borrowers by the Agent pursuant to Section 3 and Section 5 of this Agreement.

ROYALTY AGREEMENTS shall mean any and all agreements between SCH, the Parent, the Companies or any other direct or indirect Subsidiary or Affiliate providing for the use, rental, or license of intellectual property, including, without limitation, patents, patent applications, trademark applications and registrations, service marks, copyright applications and registrations, trade secrets, and trade names.

SCA shall mean Sun Coast Acquisitions, Inc., a Nevada corporation with a principal place of business at Bank of America Plaza, 200 South Fourth Street, Suite 1100, Las Vegas, Nevada, 89101, and a direct wholly owned Subsidiary by SCH.

SCA NOTES shall mean the promissory notes issued by SCA in the original principal amount of $940,397.06 payable to the order of CORAZA Corporacion Azteca, S.A. de C.V. and $59,602.94 payable to the order of Mr. Prudencio Lopez Martinez, each dated May, 1995.

SCM shall mean Sun Coast de Mexico S.A. de C.V., a Mexican corporation with a principal place of business at Trigo No. 37, Col Granjas Esmeralda, Mexico, D.F.C.P. 09810, and a direct wholly owned Subsidiary of SCA.

SECOND ANNIVERSARY DATE shall mean the date occurring two years from the date hereof.

SECURITY AGREEMENT shall have the meaning ascribed to it in Section 2(k).

SETTLEMENT DATE shall mean the date occurring weekly, and more frequently at the discretion of the Agent, upon the occurrence of an Event of Default or a continuing decline or increase of the Revolving Loans that the Agent and each of the Lenders shall settle amongst themselves so that (a) the Agent shall not have, as agent, any money at risk, and (b) on such Settlement Date, each of the Lenders shall have a pro rata amount of all outstanding Revolving Loans and any draws under Letters of Credit issued pursuant to this Agreement.

SUBORDINATED GUARANTY shall mean the guaranty of SCI dated as of May 17, 1995 pursuant to which SCI has guaranteed the obligations of SCA to the Subordinating Creditors with respect to the SCA Notes.

SUBORDINATING CREDITORS shall mean CORAZA Corporacion Azteca, S.A. de C.V., a Mexican corporation, and Mr. Prudencio Lopez Martinez.

SUBSIDIARY of any Person shall mean any entity of which an aggregate of more than 50% (in number of votes) of the stock (or equivalent interests) is owned of record or beneficially, directly or indirectly, by such person; when no Person is specified, Subsidiary and Subsidiaries shall mean those of the Parent, SCH and SCA.

SUN COAST STOCK shall mean the 100,000 shares of common stock of the Parent issued upon the Closing Date to the Agent, such common stock to be validly issued, fully paid and non-assessable.

SURPLUS CASH shall mean for any fiscal year the sum of (i) EBIT, (ii) depreciation, (iii) amortization and (iv) other non-cash charges less the sum of (a) all interest obligations paid or due the Agent by the Companies, (b) the amount of principal repaid the Agent on the Term Loan, (c) capital expenditures by the Parent on a consolidated basis, and (d) all cash federal, state and local tax obligations of the Parent on a consolidated basis.

TERM LOAN I shall mean the term loan in the principal amount of $10,000,000.00 made by the Agent pursuant to, and repayable in accordance with, the provisions of Section 4 of this Agreement.

TERM LOAN II shall mean the Term Loan in the original principal amount of $5,000,000.00 made by the Agent pursuant to, and repayable in accordance with, the provisions of Section 4 of this Agreement.

TERM LOANS shall mean the term loans in the aggregate principal amount of $15,000,000.00, consisting of Term Loan I in the original principal amount of the $10,000,000.00 and Term Loan II in the original principal amount of $5,000,000.00, each made by the Agent pursuant to, and repayable in accordance with, the provisions of Section 4 of this Agreement.

TOTAL ASSETS shall mean the total assets of the Parent on a consolidated basis determined in accordance with GAAP, on a basis consistent with the latest audited statements of the Parent.

TOTAL LIABILITIES shall mean total liabilities of the Parent on a consolidated basis determined in accordance with GAAP, on a basis consistent with the latest audited consolidated statements of the Parent.

UCC shall mean the Uniform Commercial Code as in effect in the State of New York and as the same maybe amended from time to time.

WORKING CAPITAL shall mean an amount equal to Current Assets minus Current Liabilities, determined in accordance with GAAP on a basis consistent with the latest audited statements.

WORKING DAY shall mean a Business Day on which banks take deposits in London in the interbank market for dollar deposits.

                        SECTION 2.  CONDITIONS PRECEDENT

       2.1. The obligation of the Agent to make loans hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such loans, the following conditions precedent:

       (a) LIEN SEARCHES - The Agent shall have received tax, judgment and Uniform Commercial Code searches satisfactory to the Agent for all locations presently occupied or used by the Parent, the Companies, CLI and SCA.

       (b) CASUALTY INSURANCE - The Companies shall have delivered to the Agent evidence satisfactory to the Agent that casualty insurance policies listing the Agent as loss payee or mortgagee, as the case may be, are in full force and effect, all as set forth in Section 7, paragraph 7.7 of this Agreement.

       (c) MORTGAGES/DEEDS OF TRUST - The Companies shall have executed and delivered to either the Agent or an agent of the Agent or of a title insurance company acceptable to the Agent such mortgages and/or deeds of trust and/or leasehold mortgages as the Agent may reasonably require to obtain first liens on the Real Estate fee interests located in Texas.

       (d) UCC FILINGS - Any documents (including without limitation, financing statements) required to be filed in order to create, in favor of the Agent, a first and exclusive perfected security interest in the Collateral with respect to which a security interest may be perfected by a filing under the Uniform Commercial Code shall have been properly filed in each office in each jurisdiction required in order to create in favor of the Agent a perfected lien on the Collateral. The Agent shall have received acknowledgement copies of all such filings (or, in lieu thereof, the Agent shall have received other evidence satisfactory to the Agent that all such filings have been made); and the Agent shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

       (e) TITLE INSURANCE POLICIES - The Agent shall have received, in respect of each mortgage or deed of trust, a mortgagee's title policy or marked-up unconditional binder for such insurance. Each such policy shall (i) be in an amount satisfactory to the Agent; (ii) insure that the mortgage or deed of trust insured thereby creates a valid first lien on the property covered by such mortgage or deed of trust, free and clear of all defects and encumbrances except those acceptable to the Agent; (iii) name the Agent as the insured thereunder; and (iv) contain such endorsements and effective coverage as the Agent may reasonably request, including without limitation the revolving line of credit endorsement to the extent available in each jurisdiction. The Agent shall also have received evidence that all premiums in respect of such policies have been paid and that all charges for mortgage recording taxes, if any, shall have been paid.

       (f) SURVEYS - The Agent and the title insurance companies issuing each policy referred to in the immediately preceding paragraph (each, a "Title Insurance Company") shall have received maps or plats of a perimeter or boundary of the site of each of the properties covered by the mortgages or deeds of trust, dated a date satisfactory to the Agent and the relevant Title Insurance Companies prepared by an independent professional licensed land surveyor satisfactory to the Agent and the relevant Title Insurance Companies, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping; and, without limiting the generality of the foregoing, there shall be surveyed and shown on the maps or plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines insofar as the foregoing affect the perimeter or boundary of such property; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites or necessary or desirable to use the sites; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the sites, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; and (vi) if the site is designated as being on a filed map, a legend relating the survey to said map. Further, the survey shall (x) be certified to the Agent and the Title Insurance Companies and (y) contain a legend reciting as to whether or not the site is located in a flood zone.

       (g) EXAMINATION AND VERIFICATION - The Agent shall have completed to the satisfaction of the Lenders an examination and verification of the Accounts, Inventory, Equipment, books and records of the Companies.

       (h) GUARANTIES - The Guarantors shall have executed and delivered to the Agent the Guaranties, guarantying the Obligations of the Companies in the form attached hereto as Exhibit D.

       (i) OPINIONS - Counsel for the Parent, the Companies and the Guarantors shall have delivered to the Agent opinions satisfactory to the Agent opining, inter alia, that, subject to the (i) filing, priority and remedies provisions of the Uniform Commercial Code, (ii) the provisions of the Bankruptcy Code, insolvency statutes or other like laws, (iii) the equity powers of a court of law and (iv) such other matters as may be agreed upon with the Agent: (a) the Guaranty of the Guarantors is valid, binding and enforceable according to its terms; (b) the Loan Documents including without limitation this Agreement are (x) valid, binding and enforceable according to their terms, (y) are duly authorized executed and delivered and (z) do not violate any terms, provisions, representations or covenants in the charter or by-laws of the Parent, the Companies and the Guarantors or, to the best knowledge of such counsel, of any loan agreement, mortgage, deed of trust, note, security or pledge agreement or indenture to which the Parent, the Companies and the Guarantors are a signatory or by which the Parent, the Companies and the Guarantors or their assets are bound; and (c) the provisions of the Bulk Sales Law have been fully complied with or that compliance is not legally appropriate and the reasons supporting such non-compliance.

       (j) PLEDGE AGREEMENT - The Parent, SCH, and SCA shall cause the appropriate person to (a) execute and deliver to the Agent a Co-Borrower Pledge Agreement or Affiliate Pledge Agreement, as applicable, in the form attached hereto as Exhibit E or F, respectively, and stock powers pledging to the Agent as additional collateral for the Obligations of the Companies not less than 100% of the stock of any Subsidiary (other than SCM as to which 65% of the stock shall be pledged, with approximately 45% of the shares to be delivered to the Agent on behalf of the Lenders at closing and approximately 20% of the shares to be held by Andres Acedo M. of Barrera, Siqueiros y Torres Landa, S.C. and to be delivered to the Agent on behalf of the Lenders no later than June 6, 1997, and NP as to which no stock shall be pledged) of the Parent, SCH, and SCA
(b) deliver to the Agent the applicable certificates, if any, of the Parent, SCH, and SCA with respect to the stock of SCN, PMC, SCC, CLI, SCA and SCM or take such other actions as the Agent may reasonably request in connection therewith.

       (k) SECURITY AGREEMENT - The Companies and CLI shall cause the appropriate person to execute and deliver to the Agent a Co-Borrower Security Agreement, or Affiliate Security Agreement, as applicable, in the form attached hereto as Exhibit G or H, respectively.

       (l) ADDITIONAL DOCUMENTS - The Companies shall have executed and delivered to the Agent all Loan Documents necessary to consummate the lending arrangement contemplated between the Companies and the Agent.

       (m) THE AGENT COMMITMENT LETTER - The Parent and the Companies shall have fully complied, to the satisfaction of the Agent, with all of the terms and conditions of the Commitment Letter, dated December 9, 1996, issued by the Agent to, and accepted by, the Parent.

       (n) ENVIRONMENTAL REPORT - The Agent shall have received, environmental audit reports on (i) all of the Parent's and the Companies' leasehold and fee interests, and (ii) the Parent's and the Companies' waste disposal practices. The reports must (x) be satisfactory to the Agent and (y) not disclose or indicate any material liability (real or potential) stemming from the Parent's and the Companies' premises, their operations, their waste disposal practices or waste disposal sites used by Companies or the Parent.

       (o) BOARD RESOLUTION - The Agent shall have received a copy of the resolutions of the Board of Directors of each of the Companies, the Parent, and each of the Guarantors authorizing the execution, delivery and performance of
(i) this Agreement, (ii) the Guaranties, (iii) the Co-Borrower and Affiliate Pledge Agreements, (iv) the Co-Borrower and Affiliate Security Agreements, and (v) any related agreements, each as applicable, in each case certified by the Secretary or Assistant Secretary of the Companies, the Parent and the Guarantors as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of each the Companies, the Parent and the Guarantors as to the incumbency and signature of the officers of each of the Companies, the Parent and the Guarantors executing this Agreement or any Loan Documents and any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

       (p) CORPORATE ORGANIZATION - The Agent shall have received (i) a copy of the Certificate of Incorporation of the Parent, the Companies and the Guarantors certified by the Secretary of State of their incorporation, and (ii) a copy of the By-Laws (as amended through the date hereof) of each of the Parent, the Companies and the Guarantors and certified by the Secretary or Assistant Secretary of the Parent, the Companies and the Guarantors.

       (q) OFFICER'S CERTIFICATE - The Agent shall have received an executed Officer's Certificate of the Companies, and the Parent, satisfactory in form and substance to the Agent, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the date hereof; (ii) the Companies and the Parent are in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred.

       (r) ABSENCE OF DEFAULT AND MATERIAL ADVERSE CHANGE - No Default, Event of Default or material adverse change shall have occurred in the financial condition, business, profits, operations or assets of the Companies, the Parent, the Guarantors and the Subsidiaries, taken as a whole.

       (s) APPRAISALS - The Agent shall have received appraisals on the Companies' fixed assets which appraisals shall be by an appraiser acceptable to the Agent and to its satisfaction and shall indicate (i) a fair market value of real estate owned in Texas by PMC of at least $4,500,000.00 and (ii) an orderly liquidation value of (x) owned equipment of not less than $8,200,000.00 (excluding equipment which secures the Industrial Revenue Bonds) and (y) owned molds of at least $6,000,000 owned by PMC and SCC (based upon an in place approach), excluding molds which are leased and molds which secure the Industrial Revenue Bonds.

       (t) LEGAL RESTRAINTS/LITIGATION - At the date of execution of this Agreement, there shall be no (x) litigation, investigation or proceeding (judicial or administrative) pending or threatened against the Parent, the Companies or the Guarantors, or their assets, by any agency, division or department of any county, city, state or federal government (y) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Agreement or (z) to the best knowledge of the Companies and the Parent, suit, action, investigation or proceeding (judicial or administrative) pending or threatened against the Parent, the Companies or the Guarantors, or their assets, which, in the opinion of the Agent, if adversely determined, could have a material adverse effect on the business, operation, assets, financial condition or Collateral of the Parent, the Companies and/or the Guarantors.

       (u) DISBURSEMENT AUTHORIZATION - The Companies shall have delivered to the Agent all information necessary for the Agent to issue wire transfer instructions on behalf of the Companies for the initial and subsequent loans and/or advances to be made under this Agreement including, but not limited to, disbursement authorizations in form acceptable to the Agent.

       (v) LOCK BOX AGREEMENTS - As of the Closing Date, the Revolving Borrowers shall enter into lock box agreements for each of their collection accounts in form and substance satisfactory to the Agent.

       (w) COLLECTION ACCOUNT - The collection account shall have been established in form and substance satisfactory to the Agent.

       (x) THIRD PARTY WAIVERS - The Companies shall provide applicable third party documents to the Agent so that the Agent has a first and exclusive lien on Accounts Receivable, Inventory, Chattel Paper and any Equipment at locations which the Companies use, lease or occupy, all in form and substance satisfactory to the Agent and subject only to Permitted Encumbrances. In the event Inventory is located in any facility which is not owned by the Companies, including at any leased premises, third party processor or warehouse, for which the Agent has not received a waiver, in form and substance satisfactory to the Agent as of the Closing Date, the Agent may take either of the following two options, whichever results in the least diminution in value for the Companies,
(a) deem such Inventory to be ineligible or (b) within ninety (90) days of the Closing Date, establish an Availability Reserve for up to two months rent or processing charges for any such premises or for the value of any applicable Inventory. Notwithstanding anything to the contrary herein, for purposes of
Section 3 and 6 hereof, this condition precedent shall not terminate as of the Closing Date.

       (y) MINIMUM CLOSING AVAILABILITY - Based upon the Agent's completion of an updated examination of the Revolving Borrowers' Accounts and Inventory, after giving effect to any Revolving Loans made by the Agent on the Closing Date, the Revolving Borrowers' shall have a minimum additional aggregate Availability for further Revolving Loans of at least $2,000,000.00 as evidenced by the borrowing base certificate delivered by the Revolving Borrowers to the Agent on the Closing Date. It is understood that such requirement contemplates that all of the Revolving Borrowers' debts and obligations are current and that all payables are being handled as in the normal course of the Revolving Borrowers' business and consistent with their past practice.

       (z) FINANCIAL INFORMATION - Prior to the Closing Date, the Companies and the Parent shall have prepared and delivered to the Agent (i) cash budget projections for the Companies and the Parent for the next consecutive twelve month period commencing on such date, and (ii) a five year pro-forma budget, all of which shall be in form and substance satisfactory to the Agent.

       (aa) INSURANCE - The Companies and the Parent shall have delivered to the Agent a certificate from each of their insurance carriers in form and substance satisfactory to the Agent evidencing that the coverage required by paragraph 7.6(a) of Section 7 hereof; and the endorsements thereof, in form and substance satisfactory to the Agent, listing the Agent, as loss payee or mortgagee, as the case may be, are in full force and effect, all as set forth in Section 7 of this Agreement.

       (bb) FEES AND EXPENSES - On the Closing Date, the Companies shall have reimbursed the Agent for all Out-of-Pocket Expenses for which a request for payment shall have been made at or prior to the Closing Date and shall have paid the Collateral Management Fee due on the Closing Date and the Loan Facility Fee.

       (cc) PERFECTION CERTIFICATE - The Agent shall have received a Perfection Certificate from the Companies in a form acceptable to the Agent.

       (dd) ROYALTY AGREEMENTS - The Agent shall have received true, correct and complete copies of all Royalty Agreements.

       (ee) INTERCOMPANY INDEBTEDNESS - After giving effect to the payment in full of Indebtedness of SCH to Comerica Bank-Texas, there shall be no intercompany Indebtedness or, if any intercompany Indebtedness remains, it shall be evidenced by promissory notes that are pledged and endorsed to Agent and any such intercompany Indebtedness shall be fully subordinated to the Obligations to the complete satisfaction of Agent and the Lenders.

       (ff) RELEASES FROM COMERICA BANK-TEXAS - Prior to or simultaneous with funding hereunder on the Closing Date, Comerica Bank-Texas shall have agreed to release its liens on the Collateral upon payment in full of all amounts owed to it by SCH and in connection with such payment, shall release SCH, the Parent and any other Subsidiaries or Affiliates from all liability under the Loan Agreement dated as of December 20, 1995, as may have been amended form time to time, and any documents executed in connection therewith or pursuant thereto.

       (gg) EXECUTION AND DELIVERY OF LOAN DOCUMENTS - The Agent shall have received signed Promissory Notes and the other Loan Documents.

Upon the execution of this Agreement and the initial disbursement of loans hereunder, all of the above conditions precedent shall have been deemed satisfied except as the Companies, the Parent and the Agent shall otherwise agree herein or in a separate writing.

       2.2.   CONDITIONS TO EACH EXTENSION OF CREDIT

       Except to the extent expressly set forth in this Agreement, the agreement of the Agent to make any extension of credit requested to be made by it to the Companies on any date (including without limitation, the initial extension of credit) is subject to the satisfaction of the following conditions precedent:

       (a) REPRESENTATIONS AND WARRANTIES - Each of the representations and warranties made by the Parent and the Companies in or pursuant to this Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date.

       (b) NO DEFAULT - No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

       (c) BORROWING BASE - Except as may be otherwise agreed to from time to time by the Agent, the Parent and the Revolving Borrowers in writing, after giving effect to the extension of credit requested to be made by the Revolving Borrowers on such date, the aggregate outstanding the Revolving Loans and outstanding Letters of Credit owing by the Revolving Borrowers will not exceed the lesser of (i) the Revolving Line of Credit or (ii) the Borrowing Base then applicable to the Revolving Borrowers.

       (d) ADDITIONAL MATTERS - All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Agent and (to the extent that such proceedings documents, instruments and other matters relate to the Collateral or the Agent), the Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby, as the Agent shall reasonably request.

       Each borrowing by the Companies hereunder shall constitute a representation and warranty by the Companies and the Parent as of the date of such loan or advance that each of the representations, warranties and covenants contained in the Agreement have been satisfied and are true and correct, except as the Companies, the Parent and the Agent shall otherwise agree herein or in a separate writing.

                          SECTION 3.  REVOLVING LOANS

       3.1. The Agent agrees, subject to the terms and conditions of this Agreement from time to time, and within x) the Availability and y) the Revolving Line of Credit, but subject to the Agent's right to make "Overadvances", to make loans and advances to the Revolving Borrowers on a revolving basis (i.e. subject to the limitations set forth herein, the Revolving Borrowers may borrow, repay and re-borrow Revolving Loans). Such loans and advances shall be in amounts up to the lesser of (a) $15,000,000.00 collectively to all the Revolving Borrowers or (b) the sum of (i) ninety percent (90%) of Eligible Accounts Receivable of the Revolving Borrowers (less a dilution reserve of approximately 4% for PMC and approximately 2% for SCC at Closing), which dilution reserve may be increased or decreased during the term of this Agreement by the Agent and the Lenders in their sole discretion, plus
(ii) the lesser of (x) sixty-five percent (65%) of Eligible Inventory of the Revolving Borrowers as determined at the lower of cost or market, or (y) $6,000,000.00 from the date of execution of this Agreement up to and including June 30, 1997, and $5,000,000.00 at all times thereafter. All requests for loans and advances must be received by an officer of the Agent no later than 1:00 p.m. New York time of the day on which such loans and advances are required. Should the Agent for any reason honor requests for advances in excess of the limitations set forth herein, such advances shall be considered "Overadvances" and shall be made in the Agent's sole discretion, subject to any additional terms the Agent deems necessary. No single advance or Overadvance hereunder may be outstanding past the Maturity Date.

       3.2. (a) In furtherance of the continuing assignment and security interest in the Revolving Borrowers' Accounts, the Revolving Borrowers will, upon the creation of Accounts, execute and deliver to the Agent in such form and manner as the Agent may reasonably require, solely for the Agent's convenience in maintaining records of collateral, such confirmatory schedules of Accounts as the Agent may reasonably request, and such other appropriate reports designating, identifying and describing the Accounts as the Agent may reasonably require. In addition, upon the Agent's request, the Revolving Borrowers shall provide the Agent with copies of agreements with, or purchase orders from, the Revolving Borrowers' customers, and copies of invoices to customers, proof of shipment or delivery and such other documentation and information relating to said Accounts and other collateral as the Agent may reasonably require. Failure to provide the Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. The Revolving Borrowers hereby authorize the Agent to regard the Revolving Borrowers' printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Revolving Borrowers' authorized officers or agents.

       (b) The obligation of the Revolving Borrowers to repay the principal amount of the Revolving Loans made pursuant to this Section 3 and pursuant to any Letter of Credit Guaranty issued pursuant to Section 5 by the Agent and to pay interest thereon shall be evidenced in part by the Promissory Note in the form of Exhibit C attached hereto. The Revolving Borrowers' outstanding Obligations applicable thereto may be set forth in the balance column on the grid page attached to said note or on the separate ledgers maintained by the Agent. All such advances, whether or not so recorded, shall be due as part of said note. The executed Promissory Note shall be delivered to the Agent on the Closing Date.

       3.3. Each of the Revolving Borrowers and the Parent hereby represent and warrant that: each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by the Revolving Borrowers in the ordinary course of their business; the goods and Inventory being sold and the Accounts created are the exclusive property of the Revolving Borrowers and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Accounts are in the name of the Revolving Borrowers; and the customers of the Revolving Borrowers have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which the Revolving Borrowers have complied with the notification requirements pursuant to paragraph 3.5 of this Section 3. Each of the Revolving Borrowers confirm to the Agent that any and all taxes or fees relating to their business, their sales, the Accounts or goods relating thereto, are their sole responsibility and that same will be paid by the Revolving Borrowers when due and that none of said taxes or fees represent a lien on or claim against the Accounts. Each of the Revolving Borrowers and the Parent also warrant and represent that they are a duly and validly existing corporations and are qualified in all states where the failure to so qualify would have a material adverse effect on the business of the Revolving Borrowers or the ability of the Revolving Borrowers to enforce collection of Accounts due from customers residing in that state. Each of the Revolving Borrowers and the Parent agree to maintain such books and records regarding Accounts as the Agent may reasonably require and agree that the books and records of the Revolving Borrowers will reflect the Agent's interest in the Accounts. All of the books and records of the Revolving Borrowers will be available to the Agent at normal business hours, including any records handled or maintained for the Revolving Borrowers by any other company or entity.

       3.4. Until the Agent has advised the Revolving Borrowers to the contrary after the occurrence of an Event of Default, the Revolving Borrowers may and will enforce, collect and receive all amounts owing on the Accounts for the Agent's benefit and on the Agent's behalf, but at the Revolving Borrowers' expense; such privilege shall terminate automatically upon the institution by or against the Revolving Borrowers of any proceeding under any bankruptcy or insolvency law or, at the election of the Agent, upon the occurrence of any other Event of Default and until such Event of Default is waived or cured to the Agent's satisfaction. The Revolving Borrowers shall direct all of their account debtors to deposit any and all proceeds of Collateral into the Deposit Account (as defined below), and any checks, cash, notes, chattel paper or other instruments or property received by the Revolving Borrowers with respect to any Accounts shall be held by the Revolving Borrowers in trust for the Agent, separate from the Revolving Borrowers' own property and funds, and immediately turned over to the Agent with proper assignments or endorsements by deposit to the special depository accounts in the Agent's name designated by the Agent for such purposes (the "Depository Accounts"). All amounts received by the Agent in payment of Accounts will be credited to the Revolving Borrowers' Revolving Loan Accounts upon the Agent's receipt of "collected funds" at the Agent's bank account in New York, New York on the business day of receipt if received no later than 2:00 pm EST or on the next succeeding business day if received after 2:00 pm EST. No checks, drafts or other instrument received by the Agent shall constitute final payment to the Agent unless and until such instruments have actually been collected.

       3.5. The Revolving Borrowers agree to notify the Agent promptly of any matters materially affecting the value, enforceability or collectibility of the Accounts and of all material customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods. The Revolving Borrowers agree to issue credit memoranda promptly (with duplicates to the Agent upon request after the occurrence of an Event of Default) upon accepting returns or granting allowances, and may continue to do so until the Agent has notified the Revolving Borrowers that an Event of Default has occurred and that all future credits or allowances are to be made only after the Agent's prior written approval. Upon the occurrence of an Event of Default and until such time as such Event of Default is waived or cured to the Agent's satisfaction, and on notice from the Agent, the Revolving Borrowers agree that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Revolving Borrowers, marked with the Agent's name (as secured party) and held by the Revolving Borrowers for the Agent's account; provided, however, that prior to notice from the Agent that the aforementioned goods shall be set aside, the Revolving Borrowers may repair and/or resell returned, reclaimed or repossessed merchandise or goods.

       3.6. The Agent shall maintain a separate account on its books in the Revolving Borrowers' name (herein the "Revolving Loan Account") in which the Companies will be charged with loans and advances made by the Agent to it or for their account, and with any other Obligations, including any and all costs, expenses and reasonable attorney's fees which the Agent may incur in connection with the exercise by or for the Agent of any of the rights or powers herein conferred upon the Agent, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of the Agent in connection with this Agreement, the other Loan Documents or the Collateral assigned hereunder, or any Obligations owing to the Agent by the Revolving Borrowers. The Revolving Borrowers will be credited with all amounts received by the Agent from the Companies or from others for the Revolving Borrowers' account, including, as above set forth, all amounts received by the Agent in payment of assigned Accounts and such amounts will be applied to payment of the Obligations. In no event shall prior recourse to any Accounts or other security granted to or by the Revolving Borrowers be a prerequisite to the Agent's right to demand payment of any Obligation. Further, it is understood that the Agent shall have no obligation whatsoever to perform in any respect any of the Revolving Borrowers' contracts, lease agreements or obligations relating to the Accounts.

       3.7. After the end of each month, the Agent shall promptly send the Revolving Borrowers a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Agent and the Revolving Borrowers during that month. The monthly statements shall be deemed correct and binding upon the Revolving Borrowers and shall constitute an account stated between the Revolving Borrowers and the Agent unless the Agent receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.

       3.8. In the event the total balance of Revolving Loans (after giving effect to all amounts which may be charged to the Revolving Borrowers' Revolving Loan Account hereunder) plus outstanding Letters of Credit exceed the applicable Borrowing Base or the Revolving Line of Credit (herein the amount of any such excess shall be referred to as the "Excess"), such Excess shall be due immediately upon the Agent's demand therefor.

                             SECTION 4.  TERM LOANS

       4.1. The Term Loan I Borrowers and the Term Loan II Borrowers hereby agree to execute and deliver to the Agent the Promissory Notes, in the form of Exhibits A and B attached hereto, to evidence Term Loan I and Term Loan II, respectively, to be extended by the Agent.

       4.2. Upon receipt of such Promissory Notes, the Agent hereby agrees to extend Term Loan I to the Term Loan I Borrowers in the principal amount of $10,000,000.00 and Term Loan II to the Term Loan II Borrowers in the principal amount of $5,000,000.00.

       4.3. The principal amount of Term Loan I shall be repaid to the Agent by the Term Loan I Borrowers by (i) 35 equal monthly principal installments of $100,000.00 each, followed by (ii) one (1) payment of the outstanding balance on January 31, 2000, whereof the first installment shall be due and payable on March 1, 1997, and subsequent installments shall be due and payable on the first business day of each month thereafter until paid in full. The principal amount of Term Loan II shall be repaid to the Agent by the Term Loan II Borrowers by (i) 23 equal monthly principal installments of $140,000.00 each, followed by (ii) one (1) payment of the outstanding principal balance on the 24th month, whereof the first installment shall be due and payable on January 1, 1998 and the subsequent installments shall be due and payable on the first business day of each month thereafter until paid in full.

       4.4. In the event this Agreement or the Line of Credit is terminated by either the Agent or the Term Loan I Borrowers and/or the Term Loan II Borrowers for any reason whatsoever, the Term Loans shall become due and payable on the effective date of such termination notwithstanding any provision to the contrary in the Promissory Notes or this Agreement.

       4.5. The Term Loan I Borrowers and the Term Loan II Borrowers may prepay at any time, at their option, in whole or in part, the Term Loans, provided that on each such prepayment, the Term Loan I Borrowers and Term Loan II Borrowers shall pay: (i) accrued interest on the principal so prepaid to the date of such prepayment and (ii) the Prepayment Premium, if any.

       4.6. In the event the Parent on a consolidated basis has Surplus Cash in any fiscal year beginning June 30, 1997, the Companies must make a Mandatory Prepayment of the Term Loans by an amount equal to fifty percent (50%) of said Surplus Cash.

       4.7. Each Mandatory Prepayment and any other prepayment shall be applied to the Term Loans in the inverse order of maturity thereof, with such amounts initially applied to Term Loan II, and upon repayment in full thereof to Term Loan I.

       4.8. The Companies shall make all payments of principal and interest on the Term Loans by means of wire transfer of immediately available funds to the Agent for the benefit of the Lenders; provided, however, in the event the Agent fails to receive any such payment of principal or interest on the scheduled payment date, then each of the Companies hereby authorizes the Agent to charge the Revolving Loan Accounts of the Revolving Borrowers with the amount of all amounts due under this Section 4 as such amounts become due. The Companies confirm that any charges which the Agent may so make to the Revolving Loan

Accounts of the Revolving Borrowers as herein provided will be made as an accommodation to the Companies and solely at the Agent's discretion.

                         SECTION 5.  LETTERS OF CREDIT

       In order to assist the Revolving Borrowers in establishing or opening documentary or standby Letters of Credit with an Issuing Bank to cover the purchase of inventory, equipment or otherwise, the Revolving Borrowers have requested the Agent to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranty, thereby lending the Agent's credit to the Revolving Borrowers and the Agent has agreed to do so. These arrangements shall be handled by the Agent subject to the terms and conditions set forth below.

       5.1. The amount, purpose and extent of the documentary and standby Letters of Credit and changes or modifications thereof by the Revolving Borrowers and/or the Issuing Bank of the terms and conditions thereof shall in all respects be subject to the prior approval of the Agent in the exercise of its reasonable discretion provided however, that: (a) in no event may the aggregate amount of all such outstanding documentary and standby Letters of Credit exceed, in the aggregate, at any one time (i) $500,000.00 for documentary letters of credit for the importation of inventory and (ii) $500,000.00 for standby letters of credit for business purposes unrelated to the purchase of Inventory; (b) the Letters of Credit and all documentation in connection therewith shall be in form and substance satisfactory to the Revolving Borrowers, the Agent and the Issuing Bank; (c) the Letters of Credit Line of Credit shall be deemed to be a subline within the Revolving Line of Credit and all Letters of Credit shall be (i) within the Revolving Line of Credit, (ii) within Availability and (iii) reserved dollar for dollar from Availability at 100% of face amount as an Availability Reserve; and (d) such Letters of Credit shall expire on or before the Maturity Date (as it may be extended).

       5.2. The Agent shall have the right, without notice to the Revolving Borrowers, to charge the Revolving Borrowers' Revolving Loan Account on the Agent's books with the amount of any and all indebtedness, liability or obligation of any kind incurred by the Agent under the Letters of Credit Guaranty at the earlier of (a) payment by the Agent under the Letters of Credit Guaranty, or (b) the occurrence of an Event of Default. Any payment by the Agent pursuant to any Letter of Credit Guaranty or any fees, charges or amounts charged to Revolving Borrowers' Revolving Loan Account pursuant to this
Section 5 or paragraphs 8.3 and 8.4 hereof shall be deemed a Revolving Loan hereunder and shall incur interest at the rate provided in Section 8, paragraph
8.1 of this Agreement.

       5.3. Each of the Companies unconditionally agrees to indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless from any and all loss, claim or liability incurred by the Agent or the Lenders arising from any transactions or occurrences relating to Letters of Credit established or opened for the Revolving Borrowers' account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by the Agent under the Letters of Credit Guaranty. Each of the Companies further agrees to hold the Agent and the Lenders harmless from any errors or omission, negligence or misconduct by the Issuing Bank. The Companies' unconditional obligation to the Agent hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of the Agent's gross negligence or willful misconduct. Each of the Companies agrees that any charges incurred by the Agent for the Companies account by the Issuing Bank shall be conclusive on the Agent and may be charged to the Revolving Loan Account of the Revolving Borrowers.

       5.4. The Agent shall not be responsible for: the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in connection with the Collateral or the shipping thereof; or any breach of contract between the shipper or vendors and the Revolving Borrowers. Furthermore, without being limited by the foregoing, the Agent shall not be responsible for any act or omission with respect to or in connection with any Collateral.

       5.5. Each of the Revolving Borrowers agrees that any action taken by the Agent, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the guarantees, the drafts or acceptances, or the Collateral, shall be binding on the Revolving Borrowers and shall not put the Agent in any resulting liability to the Revolving Borrowers. In furtherance thereof, the Agent shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in the Agent's sole name, and the Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, all without any notice to or any consent from the Revolving Borrowers.

       5.6. Without the Agent's express consent and endorsement in writing, each of the Revolving Borrowers agree (a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) after the occurrence of an Event of Default which is not cured within any applicable grace period, if any, or waived by the Agent, not to (i) clear and resolve any questions of non-compliance of documents, or (ii) give any instructions as to acceptance or rejection of any documents or goods.

       5.7. Each of the Revolving Borrowers agrees that any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and fully complied with; and any certificates in that regard that the Agent may at any time request will be promptly furnished. In this connection, each of the Revolving Borrowers and the Parent warrant and represent that all shipments made under any such Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. The Revolving Borrowers assume all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Revolving Borrowers' risk, liability and responsibility.

       5.8. Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, the Agent shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Revolving Borrowers to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent and apply in all respects to the Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.

                             SECTION 6.  COLLATERAL

       6.1. As security for the prompt payment in full of all loans and advances made and to be made to the Companies from time to time by the Agent pursuant hereto, as well as to secure the payment in full of the other Obligations, the Companies hereby and pursuant to the Security Agreements, mortgages/deeds of trust and other collateral documents provided for herein, pledge and grant to the Agent a continuing general lien upon and security interest in all of their:

       (a)    present and hereafter acquired Inventory;

       (b) present and hereafter acquired Equipment, except for the Equipment on SCC's premises at Sarasota, Florida securing the Industrial Revenue Bonds;

       (c)    present and future Accounts;

       (d)    present and future Documents of Title;

       (e)    present and future General Intangibles;

       (f) Real Estate (except that the Agent, for the benefit of Lenders, shall within sixty (60) days after the Closing Date be granted a second lien upon the property located at 7350 26th Court East, Sarasota, Manatee County, Florida, subject to the Industrial Revenue Bonds mortgage and, once it is purchased, the property located at 7600 Matoaka Road, Sarasota, Manatee County, Florida, subject to a Purchase Money Lien pursuant to the Agreement of Purchase and Sale dated as of September 6, 1996 between SCC and Olympus Properties, Inc.;

       (g) now or hereafter issued capital stock of SCH, SCA, PMC, CLI, SCC, and SCM (as to 65%);

       (h)    Other Collateral; and

       (i)    the proceeds of any and all of the foregoing.

provided, however, that the Collateral shall not include any license or lessee's interest in leased equipment to the extent the same may not be assigned without the consent of the licensor, licensee or lessor.

       6.2. The security interests granted hereunder shall extend and attach to:

       (a) All Collateral which is presently in existence and which is owned by the Companies or in which the Companies have any interest, whether held by the Companies or others for their account, and, if any Collateral is Equipment, whether the Companies' interest in such Equipment is as owner or lessee or conditional vendee;

       (b) All Equipment whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with or attached to the Equipment; and

       (c) All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either the Agent or the Companies from the Companies' customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Companies, or to the sale, promotion or shipment thereof.

       6.3. The Companies agree to safeguard, protect and hold all Inventory for the Agent's account and make no disposition thereof, provided that the Companies may sell and/or lease their Inventory in the ordinary course of the business of the Companies and as further provided herein. Absent the occurrence of an Event of Default and notice from the Agent to the Companies to the contrary, as provided for below, any Inventory may be sold and shipped by the Companies to their customers in the ordinary course of the Companies' business, on open account and on terms currently being extended by the Companies to their customers, provided that all proceeds of all sales (including cash, accounts receivable, checks, notes, instruments for the payment of money and similar proceeds) are forthwith transferred, endorsed, and turned over and delivered to the Agent in accordance with paragraph 3.4 of Section 3 of this Agreement. The Agent shall have the right to withdraw this permission at any time upon the occurrence of an Event of Default and until such time as such Event of Default is waived or cured to the Agent's satisfaction, in which event no further disposition shall be made of the Inventory by the Companies without the Agent's prior written approval. Cash sales or sales of inventory in which a lien upon, or security interest in, Inventory is retained by the Companies shall be made by the Companies only with the approval of the Agent; provided that the Companies may make cash and credit card sales in the ordinary course of their business in the aggregate amount of $100,000 in any fiscal year; provided, further, that the proceeds of any sales or sales of inventory for cash and credit cards in excess of $100,000 shall not be commingled with the Companies' other property, but shall be segregated, held by the Companies in trust for the Agent as the Agent's exclusive property, and shall be delivered immediately by the Companies to the Agent in the identical form received by the Companies by deposit to the Depository Accounts. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Companies' Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

        6.4. The Companies agree at their own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary. The Companies also agree to safeguard, protect and hold all Equipment for the Agent's account and make no disposition thereof unless the Companies first obtain the prior written approval of the Agent. Any sale, exchange or other disposition of any Equipment shall only be made by the Companies with the prior written approval of the Agent, and the proceeds of any such sales shall not be commingled with the Companies' other property, but shall be segregated, held by the Companies in trust for the Agent as the Agent's exclusive property, and shall be delivered immediately by the Companies to the Agent in the identical form received by the Companies by deposit to the Depository Accounts. Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition. As to any such sale, exchange or other disposition, the Agent shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Notwithstanding anything hereinabove contained to the contrary, the Companies may sell, exchange or otherwise dispose of obsolete Equipment or Equipment no longer needed in the Companies' operations, provided, however, that (a) the then book value of the Equipment so disposed of does not exceed $750,000 in the aggregate in any fiscal year and (b) the proceeds of such sales or dispositions are delivered to the Agent for application first to Term Loan II and then to Term Loan I, without premium, penalty, or termination fee, except that the Companies may retain and use such proceeds to purchase forthwith replacement Equipment which the Companies determine in their reasonable business judgment to have a collateral value at least equal to the Equipment so disposed of or sold, provided, however, that the aforesaid right shall automatically cease upon the occurrence of an Event of Default which is not cured within any applicable grace period or waived.

       6.5. The rights and security interests granted to the Agent hereunder are to continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Revolving Loan Account maintained in the Companies' name on the books of the Agent may from time to time be temporarily in a credit position, until the final payment in full to the Agent of all Obligations and the termination of this Agreement. Any delay, or omission by the Agent to exercise any right hereunder, shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by the Agent. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

       6.6. To the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, then the Agent shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies the Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of the Agent's rights hereunder.

       6.7. Any reserves or balances to the credit of the Companies and any other property or assets of the Companies in the possession of the Agent may be held by the Agent as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein and any other lien or security interest the Agent may have in any other assets of the Companies, shall secure payment and performance of all now existing and future Obligations. the Agent may in its discretion charge any or all of the Obligations to the Revolving Loan Account of the Companies when due.

       6.8. This Agreement and the obligation of the Companies to perform all of their covenants and obligations hereunder are further secured by a mortgage, deed of trust or assignment on the Real Estate.

       6.9. The Companies shall give to the Agent from time to time such mortgage, deed of trust or assignment on the Real Estate or real estate acquired after the date hereof as the Agent shall require to obtain a valid first lien thereon or second lien, as contemplated in paragraph 6.1(f) subject only to those exceptions of title as set forth in future title insurance policies that are satisfactory to the Agent.

       6.10. The Parent and the Companies shall give to the Agent, and/or shall cause the appropriate party to give to the Agent, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired), including without limitation, the patents, trademarks and copyrights owned by the Companies as set forth on Schedule 2 hereto, and capital stock (now or hereafter issued) of the Companies, SCA, CLI, SCM (as to 65%) as the Agent shall require to obtain valid first liens thereon. In furtherance of the foregoing, the Parent and the Companies shall provide timely notice to the Agent of any additional United States patents, trademarks, tradenames, service marks, copyrights, brand names, trade names, logos and other trade designations acquired or applied for subsequent to the Closing Date and the Companies shall execute such documentation as the Agent may reasonably require to obtain and perfect its lien thereon. Additionally, the Companies and the Parent shall maintain the status and value of their patents, trademarks, tradenames, service marks, copyrights, brand names, trade names, logos and other trade designations at all times and in all material respects, including without limitation, those patents, trademarks and copyrights of the Companies identified on Schedule 2 hereto; provided, however, the Companies and the Parent need not maintain any of the foregoing which have ceased to have any material value.

             SECTION 7.  REPRESENTATIONS, WARRANTIES AND COVENANTS

       7.1. Each of the Companies and the Parent hereby warrant and represent and/or covenant that: (i) the fair value of the Companies' assets exceeds the book value of the Companies' liabilities; (ii) the Companies are generally able to pay their debts as they become due and payable; and (iii) the Companies do not have unreasonably small capital to carry on their business as it is currently conducted absent extraordinary and unforeseen circumstances. The Companies and the Parent further warrant and represent that: (a) except for the Permitted Encumbrances, the security interests granted herein constitute and shall at all times constitute the first and only liens on the Collateral; (b)
Schedule 1 hereto correctly and completely sets forth the Companies' and the Parent's chief executive offices and all of the Companies' Collateral locations and after filing of financing statements in the applicable filing clerks office in the states listed on the Perfection Certificate, this Agreement creates a valid, perfected, first priority security interest on the Collateral subject to the UCC, except for the Permitted Encumbrances; (c) except for the Permitted Encumbrances, the Companies are or will be at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (d) the Companies will, at their expense, forever warrant and, at the Agent's request, defend the same from any and all claims and demands of any other person other than the Permitted Encumbrances; (e) the Companies will not grant, create or permit to exist, any lien upon or security interest in the Collateral, or any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances;
(f) the representations and warranties in the Perfection Certificate are true and correct; (g) the Equipment does not comprise a part of the Inventory of the Companies and that the Equipment is and will only be used by the Companies in their business and will not be held for sale or lease, or removed from their premises, or otherwise disposed of by the Companies without the prior written approval of Agent except as otherwise permitted in paragraph 6.4 of Section 6 of this Agreement; and (h) except as may be specified in writing by a Company to the Agent, the appraisals referenced in paragraph 2.1(s) of Section 2 of this Agreement do not include any leased molds, equipment or machinery, or any molds, equipment or machinery securing the Industrial Revenue Bonds.

       7.2.   The Parent hereby warrants and represents and/or covenants that:
(a) the Parent owns all the issued and outstanding stock of SCH, (b) SCH owns all the issued and outstanding stock of SCA, PMC, CLI, and SCC, (c) SCA owns all the issued and outstanding shares of SCM (except for one share held by SCH), (d) SCM owns all the issued and outstanding shares of NP (except for one share held by SCA), (e) CLI will guaranty the Obligations of the Companies by executing a Guaranty in the form attached hereto as Exhibit D and will secure its obligations under its Guaranty by executing an Affiliate Security Agreement in the form attached hereto as Exhibit H, and (f) upon a Default or Event of Default, at the Agent's request, a consultant will be retained or a responsible officer satisfactory to the Agent will be appointed within sixty (60) days of any uncured Default or Event of Default, to assist in the sale of certain assets, business and subsidiaries such that net proceeds from these transactions will be used to reduce the Obligations (i) under the Revolving Line of Credit with respect to any assets sold which secure the Revolving Line of Credit; and, ii) any excess proceeds from the sale of any other assets will be applied to the Term Loans in inverse order of maturity.

       7.3. The Parent hereby represents and warrants and/or covenants that it has filed all reports, schedules, forms, statements and other documents with the Securities and Exchange Commission ("SEC") and New York Stock Exchange ("NYSE") since November 1993. As of their respective dates, the Parent's SEC documents complied in all respects with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as applicable, and the rules and regulations of the SEC and NYSE promulgated thereunder, and none of the Parent's SEC documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       7.4. Each of the Companies and the Parent agree to maintain books and records pertaining to the Collateral in such detail, form and scope as the Agent shall reasonably require. Each of the Companies and the Parent agree that the Agent or its agents may enter upon the Companies' or the Parent's premises at any time during normal business hours, and from time to time, for the purpose of inspecting the Collateral, and any and all records pertaining thereto. Each of the Companies and the Parent agree to afford the Agent thirty
(30) days prior written notice of any change in the location of any Collateral, other than to locations, that as of the date hereof, are known to the Agent and at which the Agent has filed financing statements and otherwise fully perfected its liens thereon. Each of the Companies and the Parent are also to advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted to the Agent therein.

       7.5. Each of the Companies and the Parent agree to: execute and deliver to the Agent, from time to time, solely for the Agent's convenience in maintaining a record of the Collateral, such written statements, and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral pledged to the Agent hereunder. The failure of any of the Companies' or the Parent, however, to promptly give the Agent such statements, or schedules shall not affect, diminish, modify or otherwise limit the Agent's security interests in the Collateral.

       7.6. Each of the Companies and the Parent agree to comply with the requirements of all state and federal laws in order to grant to the Agent valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances. The Agent is hereby authorized by each of the Companies and the Parent to file any financing statements covering the Collateral whether or not each of the Companies' or the Parent's signature appears thereon. Each of the Companies and the Parent agree to do whatever the Agent may reasonably request, from time to time, by way of: searching records, filing notices of liens, financing statements, amendments, renewals and continuations thereof; cooperating with the Agent's custodians; keeping stock records; transferring proceeds of Collateral to the Agent's possession; and performing such further acts as the Agent may reasonably require in order to effect the purposes of this Agreement.

       7.7. (a) Each of the Companies and the Parent agree to maintain insurance on the Real Estate, Equipment and Inventory (wherever located) under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent. All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, to be made payable to the Agent, in case of loss, under a standard non-contributory "mortgagee", "lender" or "secured party" clause and are to contain such other provisions as the Agent may require to fully protect the Agent's interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Agent, with the loss payable endorsement in the Agent's favor, and shall provide for not less than thirty (30) days prior written notice to the Agent of the exercise of any right of cancellation. At the Companies' or the Parent's request, or if the Companies or the Parent fail to maintain such insurance, the Agent may arrange for such insurance, but at the Companies' or the Parent's expense and without any responsibility on the Agent's part for: obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence of an Event of Default which is not waived or cured to the Agent's satisfaction, the Agent shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, have the sole right, in the name of the Agent or the Companies or the Parent, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

       (b)(i) In the event of any loss or damage by fire or other casualty, insurance proceeds relating to Inventory shall first reduce the Companies' Revolving Loan and then the Term Loans;

       (ii) In the event any part of the Companies's Real Estate or Equipment is damaged by fire or other casualty and the insurance proceeds for such damage or other casualty (the "Proceeds") are less than or equal to $100,000.00, the Agent shall promptly apply such Proceeds to reduce the Companies's outstanding balances under the Revolving Loan Account.

       (iii) As long as an Event of Default has not occurred (which is not cured to the Agent's satisfaction), the Companies have sufficient business interruption insurance to replace the lost profits of any of the Companies' facilities, and the Proceeds are in excess of $100,000.00, the Companies may elect (by delivering written notice to the Agent) to replace, repair or restore such Real Estate or Equipment to substantially the equivalent condition prior to such fire or other casualty as set forth herein. If the Companies do not, or cannot, elect to use the Proceeds as set forth above, the Agent may, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Agent, apply the Proceeds to the payment of the Obligations in such manner and in such order as the Agent may reasonably elect.

       (iv) If the Companies elects to use the Proceeds for the repair, replacement or restoration of any Real Estate or Equipment, and there is then no Event of Default, i) proceeds of insurance on Equipment and Real Estate in excess of $100,000.00 will be applied to the reduction of the Revolving Loans of the Companies and ii) the Agent may set up a reserve against Availability for an amount equal to the proceeds referred to in clause i) hereof. The reserve will be reduced dollar-for-dollar upon receipt of non-cancelable executed purchase orders, delivery receipts or contracts for the replacement, repair or restoration of Equipment or the Real Estate and disbursements in connection therewith. Prior to the commencement of any restoration, repair or replacement of Real Estate, the Companies shall provide the Agent with a restoration plan and a total budget certified by an independent third party experienced in construction costing. If there are insufficient Proceeds to cover the cost of restoration as so determined, the Companies shall be responsible for the amount of any such insufficiency, prior to the commencement of restoration and shall demonstrate evidence of such before the reserve will be reduced. Completion of restoration shall be evidenced by a final, unqualified certification of the design architect employed, if any; an unconditional Certificate of Occupancy, if applicable; such other certification as may be required by law; or if none of the above is applicable, a written good faith determination of completion by the Companies (herein collectively the "Completion"). Upon Completion, any remaining reserve as established hereunder will be automatically released.

       (v) Each of the Companies and the Parent agree to pay any reasonable costs, fees or expenses which the Agent may reasonably incur in connection herewith.

       7.8. Each of the Companies and the Parent agree to pay, when due, all taxes, assessments, claims and other charges (herein "taxes") lawfully levied or assessed upon the Companies or the Collateral, and if such taxes remain unpaid after the date fixed for the payment thereof, the Agent may, on the Companies' behalf, pay such taxes, and the amount thereof shall be an Obligation secured hereby and due to the Agent on demand unless: (i) such taxes are being diligently contested in good faith by the Companies by appropriate proceedings and (ii) the Companies establish such reserves as may be required by GAAP or, in the alternative or in addition thereto, the Agent establishes an Availability Reserve in such amount as the Agent may determined in its reasonable discretion, or (iii) if any lien shall be claimed thereunder (x) for taxes due the United States of America or any state thereof having similar tax priority status, or (y) which in the Agent's opinion might create a valid obligation having priority over the rights granted to the Agent herein, excluding inchoate property tax liens.

       7.9. Each of the Companies and the Parent: (a) agree to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the Companies' business; provided that the Companies may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in the Agent's reasonable opinion, materially and adversely affect the Agent's rights or priority in the Collateral; (b) shall qualify to do business or shall provide the Agent with reasonable evidence that they are exempt from any such qualifications and/or filing requirement for any state requiring the filing of a business activity report or similar document in order for the Companies to file a claim or other judicial remedy with respect to any of their account debtors in such state, provided that the aggregate amount of such sales at any time outstanding in any such state exceed $100,000, provided, however, in the event the Company or Companies are unable to provide the Agent with reasonable evidence of exemption from such qualification and/or filing requirement, then such Company or Companies shall qualify to do business or file a business activity report or similar document within 30 days in such state unless otherwise waived by the Agent or Required Lenders; (c) agree to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future applicable to the ownership and/or use of their real property and operation of their business which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Companies. The Companies and the Parent hereby agree to indemnify the Agent and each Lender and agree to defend and hold the Agent and each Lender harmless from and against any and all loss, damage, claim, liability, injury or expense which the Agent and each Lender may sustain or incur (other than solely as a result of the physical actions of the Agent on the Companies' premises) in connection with: any claim or expense asserted against the Agent or any Lender as a result of any environmental pollution, hazardous material or environmental clean-up of the Companies' real property; or any claim or expense which results from the Companies' operations (including, but not limited to, the Companies' off-site disposal practices); any claim or expense relating to the Revolving Borrowers' Inventory and/or Equipment and the Companies and the Parent further agree that this indemnification shall survive termination of this Agreement as well as the payment of all Obligations or amounts payable hereunder; and (d) shall not be deemed to have breached any provision of this paragraph 7.9 if (i) the failure to comply with the requirements of this paragraph 7.9 resulted from good faith error or innocent omission, (ii) the Companies promptly commence and diligently pursue a cure of such breach, (iii) such failure is cured within fifteen (15) business days following the Companies' receipt of notice of such failure, and (iv) such failure has not resulted in a material adverse effect on the business, financial condition or operations of the Companies or on the Collateral. Upon receipt by the Parent or any of the Companies of any notice of non-compliance with any applicable environmental rules or regulation, of any required expenditures for compliance, any spill or omission or other regulated "event", or any claim resulting from the Companies' business or practices or relating to the Collateral, the Companies shall establish such reserves as may be required by GAAP or, in the alternative or in addition thereto, the Agent may establish an Availability Reserve in such amount as the Agent may require in its reasonable discretion.

       7.10. Until termination of this Agreement and payment and satisfaction of all Obligations due hereunder, each of the Companies and the Parent agree that, unless the Agent shall have otherwise consented in writing, the Companies and the Parent will furnish to the Agent: (a) within ninety (90) days after the end of each fiscal year of the Parent, an audited Consolidated Balance Sheet and unaudited Consolidating Balance Sheet as at the close of such year, and consolidated statements of profit and loss, cash flow and changes in stockholders' equity of the Parent, the Companies and all Subsidiaries for such year, audited by independent public accountants selected by the Parent and satisfactory to the Agent; (b) within sixty (60) days after the end of each fiscal quarter a Consolidated Balance Sheet and Consolidating Balance Sheet as at the end of such period and consolidated statements of profit and loss, cash flow and changes in stockholders' equity of the Parent and the Companies and all Subsidiaries, certified by an authorized financial or accounting officer of the Companies and the Parent; (c) within forty-five (45) days after the end of each month a Consolidated Balance Sheet and Consolidating Balance Sheet as at the end of such period and statements of profit and loss, and cash flows of the Companies and the Parent and all Subsidiaries for such period, certified by an authorized financial or accounting officer of the Parent together with comparisons of such financial information to (i) the financial projections provided to the Agent for the corresponding fiscal period and (ii) the prior year's financial statements as herein described for the corresponding fiscal period in such prior year (herein collective, "The Comparative Financial Reports"); (d) promptly, any copies of other financial statements or reports prepared for the Subordinated Creditors; (e) within thirty (30) days after the end of each fiscal year, board approved monthly projections for the succeeding fiscal year including a Consolidated Balance Sheet and Consolidating Balance Sheets, statements of profit and loss and cash flows of the Company; and (f) from time to time, such further information regarding the business affairs and financial condition of the Companies, the Parent and their Subsidiaries and Affiliates as the Agent may reasonably request, including without limitation annual cash flow projections in form satisfactory to the Agent. Each financial statement which the Parent and the Companies are required to submit hereunder must be accompanied by an officer's certificate, signed by the President, Chief Financial Officer, Vice President, Controller, or Treasurer of the Parent, pursuant to which any one such officer must certify that: (i) the financial statement(s) fairly represent the Companies' and the Parent's consolidated financial condition at the end of the particular accounting period, as well as the Companies' and the Parent's consolidated operating results during such accounting period, subject to year-end audit adjustments;
(ii) during the particular accounting period (y) there has been no Default or Event of Default under this Agreement or any agreements with the Subordinated Creditors, provided however that, if any such officer has knowledge that any such Default or Event of Default has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer's certificate and (z) the Companies and the Parent have not received any notice of cancellation with respect to their property insurance policies; and (iii) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Agreement. Any Consolidating Balance Sheet called for above may present SCA, SCM and NP as one entity.

       7.11. The Parent shall maintain, on a quarterly basis at the end of each quarter, a Net Worth of not less than $12,500,000.00 prior to giving effect to any FAS 121 write-downs and $9,500,000 after giving effect to any special non-recurring charges pursuant to FAS 121 or relating to plant closures and discontinued operations through September 30, 1997.

       7.12. Until termination of this Agreement and payment and satisfaction of all Obligations due hereunder, each of the Companies and the Parent agree that, without the prior written consent of the Agent, except as otherwise herein provided, each of the Companies and the Parent will not:

       A. Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of their assets or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

       B.     Incur or create any Indebtedness other than the Permitted
              Indebtedness;

       C. Borrow any money on the security of the Companies' Collateral or the assets or stock of SCM or NP from sources other than the Agent;

       D. Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this Agreement, or (ii) either all or substantially all of the Companies' assets, which do not constitute Collateral;

       E. Merge, consolidate or otherwise alter or modify their corporate name, principal place of business, structure, status or existence, or enter into or engage in any operation or activity materially different from that presently being conducted by the Companies;

       F. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, except for the Subordinated Guaranty as in effect on the date hereof, provided that no cash payment may be made thereunder without the prior written consent of the Required Lenders, and except for the guaranty of the leased premises in Tennessee;

       G. Declare or pay any dividend of any kind on or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding (except that (a) PMC, SCC, CLI and SCA shall be (i) allowed to declare and pay dividends to SCH in an amount sufficient to enable SCH to make the required payments on Term Loan II pursuant to Section 4.3 and (ii) allowed to pay to SCH costs (in no event to exceed $2 million in any fiscal year) related to management fees, legal fees, salaries and additional administrative obligations associated with the operation and management of SCH and its Subsidiaries, (b) SCH shall be allowed to declare and pay dividends to SCI for costs related to management fees, legal fees, salaries, and additional administrative obligations associated with the operations and management of SCI and its Subsidiaries and Affiliates, and (c) SCH, PMC, SCC, CLI and SCA shall be allowed to pay income or franchise taxes of the Parent and its Subsidiaries due as a result of the filing of a consolidated, combined or unitary tax return in which their operations are included; provided that, in any instance under this subparagraph G, (x) the Companies are not then in breach or violation of this Agreement, (y) either prior to or after giving effect to such payment, no Default or Event of Default has occurred hereunder, and (z) the Companies have sufficient working capital to pay their debts as they come due, provided further, however, the Companies specifically represent and warrant that they will not declare or pay any dividend for the purpose of directly or indirectly providing funds to the Parent, SCA, SCM or NP or any Affiliate of SCA, SCM or NP for the purpose of repaying the SCA Notes to the Subordinated Creditors without the prior written consent of the Required Lenders or unless otherwise specifically permitted herein);

       H. Make any advance or loan to, or any investment in, any firm, entity, person or corporation, and the Companies and the Parent specifically represent and warrant that they will not make any advance or loan to or any investment for the purpose of directly or indirectly providing funds to SCA or any of its Affiliates for the purpose of repaying the Subordinated Creditors without the prior written consent of the Required Lenders or unless otherwise specifically permitted herein; or

       I. Exceed Capital Expenditures of $3,000,000.00 per calendar year, with unused residual amounts allowed to be used in subsequent years without the written consent of the Agent, and excluding the purchase of the Florida property subject to the Agreement of Purchase and Sale dated as of September 6, 1996 between SCC and Olympus Properties, Inc.

       7.13. The Parent, the Companies, SCA, SCM and NP hereby agree to use their reasonable best efforts to arrange for the amendment of the Subordinated Guaranty to assure that the Subordinated Guaranty is subordinated to the prior payment and satisfaction of the Companies' Obligations to the Agent and the Lenders in form and substance satisfactory to the Agent and the Lenders, provided, however, the failure to provide such an amendment to the Subordinated Guaranty shall not constitute a Default or Event of Default hereunder.

       7.14. The Parent, on a consolidated basis, shall maintain, at the end of each fiscal quarter indicated below, Working Capital of not less than:

       FISCAL QUARTER ENDING                                    WORKING CAPITAL
       ------------------------------------------------------------------------
       March 31, 1997                                           $(4,500,000.00)
       June 30, 1997                                            $(3,400,000.00)
       Sept. 30, 1997                                           $(3,000,000.00)
       Dec. 31, 1997                                            $(1,700,000.00)
       March 31, 1998                                           $(2,150,000.00)
       June 30, 1998                                            $(2,150,000.00)
       September 30, 1998 and at the end                        $(2,000,000.00)
       of each of each fiscal quarter thereafter.

       7.15. The Parent, on a consolidated basis, shall maintain at the end of each fiscal quarter, a Fixed Charge Coverage Ratio of at least:

       Fiscal Quarter Ending                                    Ratio
       ---------------------                                    -----
       March 31, 1997                                           .14 to 1
       June 30, 1997                                            .79 to 1
       Sept. 30, 1997                                          1.25 to 1
       Dec. 31, 1997                                           1.25 to 1
       March 31, 1998                                           .75 to 1
       June 30, 1998                                            .75 to 1
       Sept. 30, 1998                                           .85 to 1
       Dec. 31, 1998                                           1.00 to 1
       March 31, 1999                                          1.00 to 1
       June 30, 1999 and at the end of each                    1.20 to 1
       fiscal quarter thereafter.

       7.16. The Parent and each of the Companies agree to advise the Agent in writing of: (a) all expenditures (actual or anticipated) in excess of $150,000.00 per fiscal year for (x) environmental clean-up, (y) environmental compliance or (z) environmental testing and the impact of said expenses on the Companies' Working Capital; and (b) any notices the

Companies receive from any local, state or federal authority advising the Companies of any environmental liability (real or potential) stemming from the Companies' operations, their premises, their waste disposal practices, or waste disposal sites used by the Companies and to provide the Agent with copies of all such notices if so required.

       7.17. Without the prior written consent of the Agent, the Parent and each of the Companies agree that they will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property between the Parent or any Subsidiary or Affiliate of either the Companies or Parent; provided, however, (i) PMC and SCC shall be allowed to engage in transactions in their regular course of dealings among themselves, provided that the net cash transferred from one to the other in any fiscal year shall not exceed $1.5 million, (ii) CLI and any of Companies shall be allowed to engage in transactions in their regular course of dealings among themselves, provided that the net cash transferred to CLI in any fiscal year shall not exceed $100,000, (iii) PMC shall be allowed to make payments to NP for products manufactured by NP for PMC, (iv) NP and SCM may make payments of any kind to the Companies or SCA, and (v) except as otherwise permitted herein.

       7.18. PMC may continue to make payments to SCH (i) for use of intellectual property pursuant to the Royalty Agreements. SCI and its Subsidiaries and Affiliates shall not amend, modify, restate or alter any of the Royalty Agreements with SCH without the prior written consent of the Required Lenders.

       7.19. If after giving effect to the payment in full of Indebtedness of SCH to Comerica Bank-Texas, there shall be no intercompany Indebtedness or, if any intercompany Indebtedness remains, it shall be evidenced by promissory notes that are pledged and endorsed to the Agent and any such intercompany Indebtedness shall be fully subordinated to the Obligations to the complete satisfaction of Agent and the Lenders. The loan agreements, promissory notes or other documents of any such intercompany Indebtedness shall not be amended, modified, restated or altered without the prior written consent of the Required Lenders. All promissory notes now owned or hereafter acquired payable to SCI or any of its Subsidiaries from third parties shall be endorsed over, pledged to and physical possession of such promissory notes delivered to the Agent for the benefit of the Lenders, including without limitation those two (2) promissory notes in the original principal amounts of $200,000 payable to the order of PMC issued by WEST-PAK, INC. and $615,000 payable to the order of PMC issued by Ray A. Story.

       7.20. The Parent and the Companies shall prepare and deliver to the Agent a plan for environmental testing (the "Environmental Testing Plan") no later than thirty (30) days after the Closing Date, such Environmental Testing Plan (a) to provide a description of and schedule for environmental tests to be conducted and completed on the Real Estate, (b) to be acceptable to the Agent and the Lenders. Upon completion of the environmental tests on the Real Estate, the Parent and the Companies shall prepare and deliver to the Agent a plan for environmental remediation (the "Environmental Remediation Plan") no later than one hundred eighty (180) days after the Closing Date, such Environmental Remediation Plan (a) to provide a description of any material environmental concerns based on findings resulting from the Environmental Testing Plan, (b) to set forth a remediation program, including planned expenditures and scheduled completions for addressing any material environmental concerns, and (c) to be acceptable to the Agent and the Lenders.

       7.21. The Companies shall have executed and delivered to either the Agent or an agent of the Agent or of a title insurance company acceptable to the Agent, no later than sixty (60) days after the Closing Date, such mortgages and/or deeds of trust and/or leasehold mortgages (including all consents of landlords for such leasehold mortgages, and specifically including the consent of Alliance Manufacturing Company and the master landlord with respect to the Tennessee leasehold) as the Agent may reasonably require to obtain second liens on the Real Estate fee interests located in Florida (including, upon SCC's purchase of such property, the property located at 7600 Matoaka Road, Sarasota, FL and, to the extent reasonably obtainable, including intercreditor agreements for all second lien mortgages as and if requested by Agent) and first liens on the Real Estate leasehold interests in Tennessee.

       7.22. The Companies shall have delivered to the Agent or the agent of the Agent landlord lien waivers satisfactory to the Agent pertaining to the leasehold interests in Florida and Tennessee no later than sixty (60) days after the Closing Date.

       7.23. The Companies shall have delivered title insurance policies and surveys (in the form described in paragraphs 2.1(e) and (f) of Section 2 herein) for all Florida properties specified in paragraph 7.21 of Section 7 herein no later than sixty (60) days after the Closing Date.

       7.24. Counsel for the Companies shall have delivered legal opinions to the Agent no later than sixty (60) days after the Closing Date, which opinions are satisfactory to the Agent, and which cover the items specified in paragraph 2.1(i) of Section 2 herein as to interests covered by paragraphs 7.21 and 7.22 of Section 7 herein.

       7.25. The Companies shall have delivered an appraisal satisfactory to the Agent concerning the Real Property located at 7350 26th Court East, Sarasota, Florida, no later than 30 days after the Closing Date.

       7.26. The Companies and the Parent agree, in their reasonable business judgment, to obtain a security interest in all molds, equipment and machinery owned by the Companies but leased to NP and located in Mexico.

       7.27. The Companies and the Parent agree that the value of inventory and equipment owned by the Companies and located in Mexico for use in NP's operations shall not exceed $500,000 at any time.

       7.28. The Companies and the Parent agree that they will cause SCA, SCM and NP to refrain from encumbering any of their respective assets and from allowing any liens to be placed upon any of their respective assets and property, other than as contemplated herein.

       7.29. The Companies and the Parent agree that, upon the occurrence of a Default or an Event of Default, at the Agent's request, the Companies and the Parent will retain a consultant or responsible officer (satisfactory to the Agent), within sixty (60) days of the Agent's request, to assist in the sale of certain assets, businesses, Subsidiaries or Affiliates, as may be specified by the Agent.

       7.30. SCA shall not make the interest payment due in March 1997 or pay the outstanding amount due in May 1997 upon maturity of the SCA Notes without the prior written consent of CITBC.

       7.31. Without the prior written consent of the Agent, the Parent will not repurchase, or make any other cash payments in respect of, any warrants from Prudential Insurance Company of America or any of its successors or assigns.

       7.32. Andres Acedo M. of Barrera, Siqueiros y Torres Landa, S.C. shall deliver approximately 20% of the stock of SCM (so that a total of 65% of the stock of SCM has been delivered) to the Agent on behalf of the Lender no later than June 6, 1997.

       7.33. The Parent and the Companies hereby confirm that the $13.1 million in Senior Notes due September 30, 2002 payable by Sun Coast Plastics, Inc. have been paid in full and are no longer outstanding.

       7.34. Parent and the Companies shall prepare and deliver, and Parent shall cause each of its Subsidiaries (other than SCM and NP) to prepare and deliver, no later than ninety (90) days after Closing, to the Agent for the benefit of the Lenders documentation, in form and substance reasonably satisfactory to Agent and its legal counsel, whereby an assignment of all trademarks, copyrights and patents of SCI, SCH, PMC, SCC, CLI and SCA is made to the Agent for the benefit of the Lenders, such assignment to be in recordable form for application, filing and registration with the United States Patent and Trademark Office, the Registrar of Copyrights, or any similar office or agency of the United States, or any country or any political subdivision thereof. As part of such process, SCI, SCH, PMC, SCC, CLI and SCA shall release any encumbrances on such trademarks, patents and copyrights and ensure that all such trademarks, patents and copyrights are properly titled and registered in the name of SCI, SCH, PMC, SCC, CLI or SCA, as the case may be, prior to such assignment to the Agent for the benefit of the Lenders. After such assignment to the Agent, post-closing searches shall be performed and furnished to Agent to ensure that all such assignments have been properly registered and recorded in the name of the Agent for the benefit of the Lenders, such searches to be satisfactory to the Agent and performed at the expense of the Parent and the Companies.

                    SECTION 8.  INTEREST, FEES AND EXPENSES;
                TERMS OF CONVERSION OPTION AND EURODOLLAR LOANS

       8.1. Interest on the Revolving Loans shall be payable monthly as of the end of each month and with respect to Chase Bank Rate Loans shall be an amount equal to the

Lesser of (a) the Maximum Legal Rate or (b) the Chase Bank Rate plus one-half percent (1/2%) per annum on the average of the net balances owing by the Revolving Borrowers to the Agent in the Revolving Borrowers' Revolving Loan Account at the close of each day during such month, or (c) at the Revolving Borrowers' option, Libor plus three percent (3%) per annum on the average net balances owing by the Revolving Borrowers to the Agent in the Revolving Borrowers' Revolving Loan Account at the close of each day during such month. In the event of any change in said Chase Bank Rate, the rate hereunder shall change, as of the first of the month following any change, so as to remain one-half percent (1/2%) above the Chase Bank Rate. The rate hereunder shall be calculated based on a 360-day year. The Agent shall be entitled to charge the Revolving Borrowers' Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.

       8.2. (a) Interest on Term Loan I shall be payable monthly as of the end of each month on the unpaid balance or on payment in full prior to maturity and with respect to Chase Rate Loans shall be in an amount equal to the Lesser of (a) the Maximum Legal Rate or (b) the Chase Bank Rate plus one and one quarter percent (1 1/4%) per annum, or (c) at the Term Loan I Borrowers' option, Libor plus three and three quarters (3 3/4%) per annum. In the event of any change in said Chase Bank Rate the rate hereunder shall change, as of the first of the month following any change, so as to remain one and one quarter percent (1 1/4%) above the Chase Bank Rate. The rate hereunder shall be calculated based on a 360 day year. The Agent shall be entitled to charge the Revolving Borrowers' Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.

       (b) Interest on Term Loan II shall be payable monthly as of the end of each month on the unpaid balance or on payment in full prior to maturity and with respect to Chase Rate Loans shall be in an amount equal to the lesser of
(a) the Maximum Legal Rate or (b) the Chase Bank Rate plus two percent (2%) per annum, or (c) at the Term Loan II Borrowers' option, Libor plus four and one half percent (4 1/2%) per annum. In the event of any change in said Chase Bank Rate the rate hereunder shall change, as of the first of the month following any change, so as to remain two percent (2%) above the Chase Bank Rate. The rate hereunder shall be calculated based on a 360 day year. The Agent shall be entitled to charge the Revolving Borrowers' Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.

       8.3. In consideration of the Letter of Credit Guaranty of the Agent, the Revolving Borrowers shall pay the Agent the Letter of Credit Guaranty Fee which shall be an amount equal to one and one quarter percent (1 1/4%) of the face amount of each documentary Letter of Credit, payable on the date of issuance, and two and one half percent (2 1/2%) per annum, payable monthly, on the face amount of each standby Letter of Credit.

       8.4. Any charges, fees, commissions, costs and expenses charged to the Agent for the Revolving Borrowers' account by any Issuing Bank in connection with or arising out of Letters of Credit issued pursuant to this Agreement or out of transactions relating thereto will be charged to the Revolving Borrowers' Revolving Loan Account in full when charged to or paid by the Agent and when made by any such Issuing Bank shall be conclusive on the Agent.

       8.5. The Companies shall reimburse or pay the Agent, as the case may be for: (a) all Out-of-Pocket Expenses of the Agent and (b) any applicable Documentation Fee.

       8.6. Upon the last business day of each month, commencing with January 31, 1997, the Companies shall pay the Agent the Line of Credit Fee.

       8.7. To induce the Agent to enter into this Agreement and to extend to the Companies the Revolving Loan, Letters of Credit Guaranties and the Term Loans, the Companies shall pay to the Agent a Loan Facility Fee in the amount of $300,000.00 payable upon execution of this Agreement. The Commitment Fee shall be credited toward the Loan Facility Fee upon consummation of this financing transaction on the Closing Date.

       8.8. On the Closing Date and each anniversary of the Closing Date thereafter, the Companies shall pay to the Agent the Collateral Management Fee.

       8.9. The Companies shall pay the Agent's standard charges for, and the fees and expenses of, the Agent's personnel used by the Agent for reviewing the books and records of the Companies and for verifying, testing protecting, safeguarding, preserving or disposing of all or any part of the Collateral provided, however, that the foregoing shall not be payable until the occurrence of an Event of Default if the Companies are paying a Collateral Management Fee.

       8.10. The Companies hereby authorize the Agent to charge the Revolving Borrowers' Revolving Loan Account with the Agent with the amount of all payments due hereunder as such payments become due. The Companies confirm that any charges which the Agent may so make to the Revolving Borrowers' Revolving Loan Account as herein provided will be made as an accommodation to the Companies and solely at the Agent's discretion.

       8.11. In the event that the Agent shall have determined in the exercise of its reasonable business judgement that subsequent to the Closing Date any change in applicable law, rule, regulation or guideline regarding capital adequacy or any change in the interpretation or administration thereof, or compliance by the Agent or any financial institution which may become a Lender hereunder (for purposes of this Section 8, the term "Lender" shall include the Agent or any such Lender and any corporation or bank controlling the Agent or such Lender) with any new request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Agent's or any such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Agent's or any such Lender's policies with respect to capital adequacy) by an amount reasonably deemed by the Lender to be material, then, from time to time, the Companies shall pay no later than five (5) days following demand to the Agent such additional amount or amounts as will compensate the Agent's or any such Lender for such reduction. In determining such amount or amounts, such Lender may use any reasonable averaging or attribution methods. The protection of this paragraph 8 shall be available to such Lenders regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of the Agent or any Lender setting forth such amount or amounts as shall be necessary to compensate the Agent or any such Lender with respect to this Section 8 and the calculation thereof when delivered to the Companies shall be conclusive on the Companies absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event any Lender has exercised its rights pursuant to this paragraph, and subsequent thereto determines that the additional amounts paid by the Companies in whole or in part exceed the amount which the Agent or any Lender actually required pursuant hereto, the excess, if any, shall be returned to the Companies by such Lender.

       8.12. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by the Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

       (a) subject the Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to the Agent or such Lender of principal, fees, interest or any other amount payable hereunder or under any other documents (except for changes in the rate of tax on the overall net income of such Lender by the federal government or the jurisdiction in which it maintains its principal office);

       (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office the Agent or of such Lender by reason of or in respect to this Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

       (c) impose on the Agent or such Lender any other condition with respect to this Agreement or any other document, and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining its loans hereunder by an amount that such Lender deems to be material in the exercise of its reasonable business judgement or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans by an amount that the Agent or such Lender deems to be material in the exercise of its reasonable business judgement, then, in any case the Companies shall pay the Agent or such Lender, within five (5) days following its demand, such additional cost or such reduction, as the case may be. The Agent or such Lender shall certify the amount of such additional cost or reduced amount to the Companies and the calculation thereof and such certification shall be conclusive upon the Companies absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event the Agent or any Lender has exercised its rights pursuant to this paragraph, and subsequent thereto determine that the additional amounts paid by the Companies in whole or in part exceed the amount which the Agent or the Lender actually required pursuant hereto, the excess, if any, shall be returned to the Companies by the Agent or such Lender.

       8.13.  Conversion Options

       (a) The Companies may elect, subsequent to seven days from the Closing Date and from time to time thereafter, (i) to request any loan made hereunder to be a Eurodollar Loan as of the date of such loan or (ii) to convert Chase Rate Loans to Eurodollar Loans, and may elect from time to time to convert Eurodollar Loans to Chase Rate Loans by giving the Agent at least three (3) Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans to Chase Rate Loans shall only be made, subject to the second following sentence, on the last day of an Interest Period with respect thereto. Should the Companies elect to convert Chase Rate Loans to Eurodollar Loans, it shall give the Agent at least four Working Days' prior irrevocable notice of such election. If the last day of an Interest Period with respect to a loan that is to be converted to a Eurodollar Loan is not a Working Day, then such conversion shall be made on the next succeeding Business Day or Working Day, as the case may be, and during the period from such last day of an Interest Period to such succeeding Business Day or Working Day, as the case may be, such loan shall bear interest as if it were an Chase Rate Loan. All or any part of outstanding Chase Rate Loans then outstanding with respect to Revolving Loans and Term Loans may be converted to Eurodollar Loans as provided herein, provided that partial conversions shall be in an aggregate principal amount of $1,000,000 or more. Upon the Companies' election of conversion to a Eurodollar Loan, the Companies shall specify a one, two, three or six month LIBOR period and shall pay the Agent a $500.00 processing fee upon the date of each such election.

       (b) Any Eurodollar Loans may be continued as such upon the expiration of an Interest Period, provided the Companies so notify the Agent, at least three (3) Business Days' prior to the expiration of said Interest Period, and provided further that no Eurodollar Loan may be continued as such upon the occurrence of any Default or Event of Default under this Agreement, but shall be automatically converted to an Chase Rate Loan on the last day of the Interest Period during which occurred such Default or Event of Default. Each notice of election, conversion or continuation furnished by the Companies pursuant hereto shall specify whether such election, conversion or continuation is for a one, two, three or six month period.

       8.14.  Interest Rate.

       (a) The Eurodollar Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the lesser of the Maximum Legal Rate or the LIBOR determined for each Interest Period in accordance with the terms hereof plus:

                (i)  3% with respect to Revolving Loans;
               (ii)  3 3/4% with respect to Term Loan I; and
              (iii)  4 1/2% with respect to Term Loan II.

       (b) If all or a portion of the outstanding principal amount of the Obligations shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such outstanding amount, to the extent it is a Eurodollar Loan, shall be converted to a Chase Rate Loan at the end of the last Interest Period therefor for which the Agent on or prior to the date such unpaid principal amount became due, shall have determined a LIBOR Rate.

       (c) The Companies may not have more than two (2) elections which are Eurodollar Loans outstanding under each of Term Loan I, Term Loan II and the Revolving Loans at any given time.

       8.15.  Computation of Interest and Fees.

       (a) Interest in respect of both the Chase Rate Loans and the Eurodollar Loans shall be calculated on the basis of a 360 day year.

       (b) The Agent shall, at the request of the Companies, deliver to the Companies a statement showing the quotations given by Chase and the computations used by the Agent in determining any interest rate pursuant to paragraph 8.14 of Section 8 hereof.

       8.16.  Inability to Determine Interest Rate.

       As further set forth in paragraph 8.10 above, in the event that the Agent or any Lender shall have determined in the exercise of its or their reasonable business judgement (which determination shall be conclusive and binding upon the Companies) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable, for any Interest Period with respect to (a) a proposed loan that the Companies have requested be made as a Eurodollar Loan, (b) a Eurodollar Loan that will result from the requested conversion of a Chase Rate Loan into a Eurodollar Loan or (c) the continuation of Eurodollar Loans beyond the expiration of the then current Interest Period with respect thereto, the Lender(s) shall forthwith give written notice of such determination to the Companies at least one day prior to, as the case may be, the requested borrowing date for such Eurodollar Loan, the conversion date of such Chase Rate Loan or the last day of such Interest Period. If such notice is given (i) any requested Eurodollar Loan shall be made as a Chase Rate Loan,
(ii) any Chase Rate Loan that was to have been converted to a Eurodollar Loan shall be continued as a Chase Rate Loan, and (iii) any outstanding Eurodollar Loan shall be converted, on the last day of then current Interest Period with respect thereto, to a Chase Rate Loan. Until such notice has been withdrawn by the Agent or the Lender(s), no further Eurodollar Loan shall be made nor shall the Companies have the right to convert a Chase Rate Loan to a Eurodollar Loan.

       8.17.  Payments.

       If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

       8.18.  Illegality.

       Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for the Agent and the Lenders to make or maintain Eurodollar Loans as contemplated herein, the then outstanding Eurodollar Loans, if any, shall be converted automatically to Chase Rate Loans on the next succeeding Interest Payment Date or within such earlier period as required by law. The Companies hereby agree promptly to pay the Agent, upon its demand, any additional amounts necessary to compensate the Agent and the Lenders for any costs incurred by the Agent and the Lenders in making any conversion in accordance with this Section 8 including, but not limited to, any interest or fees payable by the Agent or Chase to lenders of funds obtained by either of them in order to make or maintain Eurodollar Loans hereunder.

       8.19.  Indemnity.

       Each of the Companies agrees to indemnify and to hold the Agent and the Lenders harmless from any loss or expense which the Agent and/or the Lenders may sustain or incur as a consequence of (a) default by the Companies in payment of the principal amount of or interest on the Eurodollar Loans, as and when the same shall be due and payable in accordance with the terms of this Agreement, including, but not limited to, any such loss or expense arising from interest or fees payable by the Agent to lenders of funds obtained by either of them in order to maintain the Lenders' Eurodollar Loans hereunder, (b) default by the Companies in making a borrowing or conversion after the Companies have given a notice in accordance with paragraph 8.13 hereof, (c) any prepayment of Eurodollar Loans on a day which is not the last day of the Interest Period applicable thereto, including without limitation prepayments arising as a result of the application of the collection of Accounts to the Revolving Loans and (d) default by the Companies in making any prepayment after the Companies had given notice to the Agent thereof. This covenant shall survive termination of this Agreement and payment of the outstanding Obligations.

       8.20.  LIBOR Provisions.

       Notwithstanding anything to the contrary in this Agreement, in the event that, by reason of any Regulatory Change (for purposes hereof "Regulatory Change" shall mean, with respect to the Agent or any Lender, any change after the date of this Agreement in United States Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including any Lender of or under any United States Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful)), any Lender either (i) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of any Lender which includes Eurodollar Loans or (ii) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Lender so elects by notice to the Companies and SCH (with a copy to the Agent), the obligation of such Lender to make or continue, or to convert Chase Rate Loans into, Eurodollar Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

                               SECTION 9.  POWERS

       The Companies hereby constitute the Agent or any person or agent the Agent may designate as their attorney-in-fact, at the Companies' cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Companies' Obligations to the Agent have been paid in full:

       (a) To receive, take, endorse, sign, assign and deliver, all in the name of the Agent or the Companies, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

       (b) To receive, open and dispose of all mail addressed to the Companies and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

       (c) To request from customers indebted on Accounts at any time, in the name of the Agent or the Companies or that of the Agent's designee, information concerning the amounts owing on the Accounts;

       (d) To transmit to customers indebted on Accounts notice of the Agent's interest therein and to notify customers indebted on Accounts to make payment directly to the Agent for the Companies' account; and

       (e) To take or bring, in the name of the Agent or the Companies, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Accounts.

       Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b), (d) and (e) above may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived or cured to the Agent's satisfaction.

                  SECTION 10.  EVENTS OF DEFAULT AND REMEDIES

       10.1. Notwithstanding anything hereinabove to the contrary, the Agent may terminate this Agreement immediately upon the occurrence of any of the following (herein "Events of Default"):

       (a) cessation of the business of any of the Companies or the Parent or the calling of a meeting of the creditors of any of the Companies or the Parent for purposes of compromising the debts and obligations of any of the Companies;

       (b) the failure of any of the Companies or the Parent to generally meet debts as they mature;

       (c) (i) the commencement by the Parent or any of the Companies of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law; (ii) the commencement against the Parent or any of the Companies of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of the Parent or any of the Companies, which proceeding shall not have been controverted within ten (10) days or shall not have been dismissed and vacated within sixty (60) days of commencement, or any of the actions sought in any such proceeding shall occur or the Parent or any of the Companies shall take action to authorize or effect any of the actions in any such proceeding, or (iii) the commencement by any other Subsidiaries, or any one of them of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any applicable federal or state law, or the commencement against any other Subsidiaries, or any of them, of any involuntary bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any applicable federal or state law, which proceeding shall not have been controverted within ten (10) days or shall not have been dismissed and vacated within sixty
              (60) days of commencement, or any of the actions sought in any such proceeding shall occur or the other Subsidiaries, or any of them, shall take action to authorize or effect any of the actions in any such proceeding;

       (d) breach by any of the Companies or the Parent of any warranty, representation or covenant contained herein (other than those referred to in sub-paragraph e below), the Loan Documents or in any other written agreement between the Companies, the Parent or the Agent, provided that such breach by the Companies, or the Parent of any of the warranties, representations or covenants referred in this clause shall not be deemed to be an Event of Default unless and until such breach shall remain unremedied to the Agent's satisfaction for a period of thirty (30) days from the date of such breach;

       (e) breach by any of the Companies or the Parent, as applicable, of any warranty, representation or covenant of Section 3, Paragraphs
              3.3 (other than the third
              sentence of paragraph 3.3) and 3.4; Section 6, Paragraphs 6.3 and
              6.4 (other than the first sentence of paragraph 6.4); Section 7, Paragraphs 7.1, 7.7, 7.8, 7.11, 7.12, 7.14 and 7.15.

       (f) failure of any of the Companies to pay any of the Obligations within five (5) business days of the due date thereof, provided that nothing contained herein shall prohibit the Agent from charging such amounts to the Revolving Borrowers' Revolving Loan Account on the due date thereof;

       (g) any of the Companies or the Parent shall (i) engage in any "prohibited transaction" as defined in ERISA, (ii) have any "accumulated funding deficiency" as defined in ERISA of more that $25,000, (iii) have any "reportable event" as defined in ERISA,
              (iv) terminate any "plan," as defined in ERISA other than the Sun Coast Industries, Inc. Employees' Pension Plan which is in the process of being terminated and for which there are no unfunded liabilities or (v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any "plan" as defined in ERISA, and with respect to this sub-paragraph (g) such event or condition (x) remains uncured for a period of thirty
              (30) days from date of occurrence and (y) could, in the reasonable opinion of the Agent, subject any of the Companies or the Parent to any tax, penalty or other liability material to the business, operations or financial condition of any of the Companies or the Parent;

       (h) without the prior written consent of the Agent, the Companies or the Parent or any of their Subsidiaries or Affiliates shall (x) amend or modify the SCA Notes, (y) make any payment on account of the SCA Notes or the Subordinated Guaranty, or (z) fail to deliver or cause to be delivered any now or hereafter issued capital stock of SCH, the Companies, CLI, SCA, or SCM (65% for SCM).

       (i) the occurrence of an event of default pursuant to (i) the Companies' first mortgage on the Sarasota, Florida real estate, or (ii) any document or agreement of the Companies or SCH evidencing Indebtedness of the Companies in excess of the amount of $100,000 (other than the SCA Notes and the Subordinated Guaranty); or

       10.2. Upon the occurrence of a Default and/or an Event of Default, at the option of the Agent, all loans, advances and extensions of credit provided for in paragraph 3.1 of Section 3 of this Agreement shall be thereafter in the Agent's sole discretion and the obligation of the Agent to make Revolving Loans and/or open Letters of Credit shall cease unless such Default or Event of Default is waived in writing by the Agent and the Required Lenders, and at the option of the Agent upon the occurrence of an Event of Default: (i) all Obligations shall become immediately due and payable; (ii) the Agent may charge the Companies the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in paragraphs one and two of Section 8 of this Agreement provided (a) the Agent has given the Companies written notice of the Event of Default, provided, however, that no notice is required if the Event of Default is the Event listed in paragraph 10.1(a), (b) or (c) of this
Section 10 and (b) the Companies have failed to cure the Event of Default within ten (10) days after (x) notice has been given by the Agent in accordance with paragraph 12.6 or (y) immediately upon the occurrence of the Event of Default listed in paragraph 10.1(a), (b) or (c) of this Section 10; and (iii) the Agent may immediately terminate this Agreement upon notice to the Companies, provided, however, that no notice of termination is required if the Event of Default is the Event listed in paragraph 10.1(a), (b) or (c) of this
Section 10. The exercise of any option is not exclusive of any other option which may be exercised at any time by the Agent.

       10.3. Immediately upon the occurrence of any Event of Default, the Agent may to the extent permitted by law: (a) remove from any premises where same may be located any and all documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or the Agent may use, at the Companies' expense, such of the Companies' and the Parent's personnel, supplies or space at the Companies' and the Parent's places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon;
(b) bring suit, in the name of the Companies or the Agent, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Companies or the Agent; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent's sole option and discretion, and the Agent may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Companies; (d) foreclose the security interests created herein by any available judicial procedure, or to take possession of any or all of the Inventory and Equipment without judicial process, and to enter any premises where any Inventory and Equipment may be located for the purpose of taking possession of or removing the same and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. The Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of the Companies or the Agent, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Agent shall deem appropriate. The Companies and the Parent agree, at the request of the Agent, to assemble the Inventory and Equipment and to make it available to the Agent at premises of the Companies or elsewhere and to make available to the Agent the premises and facilities of the Companies and the Parent for the purpose of the Agent's taking possession of, removing or putting the Inventory and Equipment in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from the Agent's exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by the Agent to the payment of the Companies' Obligations, whether due or to become due, in such order as the Agent may elect, and the Companies shall remain liable to the Agent for any deficiencies, and the Agent in turn agrees to remit to the Companies or their successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. The mortgage, deed of trust or assignment on the Real Estate shall govern the rights and remedies of the Agent with respect thereto.

                            SECTION 11.  TERMINATION

       Except as otherwise permitted herein, the Companies, the Parent or the Agent, on behalf of the Lenders, may terminate this Agreement and the Line of Credit only as of the Maturity Date or any subsequent Anniversary Date and then only by giving the other at least sixty (60) days prior written notice of termination. Notwithstanding the foregoing the Agent may terminate the Agreement in accordance with paragraph 10.2 of Section 10 upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in paragraph 1(c) of Section 10 of this Agreement, the Agent may regard this Agreement as terminated and notice to that effect is not required. This Agreement, unless terminated as herein provided, shall automatically continue to the Maturity Date and from Anniversary Date to Anniversary Date thereafter until terminated in accordance with this Agreement. Notwithstanding the foregoing, the Companies and the Parent may terminate this Agreement and the Line of Credit prior to any applicable Maturity Date upon sixty (60) days' prior written notice to the Agent, provided that the Companies and the Parent pay to the Agent, on behalf of the Lenders, immediately on demand, an Early Termination Fee and the Prepayment Premium, if applicable. All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, the Agent may withhold any balances in the Revolving Borrowers' Revolving Loan Account (unless supplied with an indemnity satisfactory to the Agent) to cover all of the Companies' Obligations, whether absolute or contingent. All of the Agent's rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

                           SECTION 12.  MISCELLANEOUS

       12.1. The Companies hereby waive diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of the Agent or the Companies to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the

Agent of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

       12.2. THIS WRITTEN AGREEMENT AND THE OTHER DOCUMENTS REFERENCED HEREIN OR CONTEMPLATED HEREBY REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO, CAN ONLY BE MODIFIED IN WRITING SIGNED BY THE PARTIES HERETO, AND SHALL BIND THE RESPECTIVE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

       12.3. In no event shall the Companies, upon demand by the Agent for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, the Agent and the Lenders shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. It is the intent of the Companies and the Agent and the Lenders to conform strictly to all applicable state and federal usury laws.
All agreements between the Companies, the Parent and the Agent whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof or otherwise, shall the amount contracted for, charged or received by the Agent or the Lenders for the use, forbearance, or detention of the money loaned hereunder or otherwise, or for the payment or performance of any covenants or obligation contained herein or in any other document evidencing, securing or pertaining to the Obligations evidenced hereby which may be legally deemed to be for the use, forbearance or detention of money, exceed the maximum amount which the Agent and the Lenders are legally entitled to contract for, charge or collect under applicable state or federal law. If from any circumstance whatsoever fulfillment of any provision hereof or of such other documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance the Agent and the Lenders shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of the principal indebtedness hereof and any other amounts due with respect to the Obligations evidenced hereby, but not to the payment of interest and if such amount which would be excessive interest exceeds the Obligations and all other non interest indebtedness described above, then such additional amount shall be refunded to the Companies. This paragraph shall control every other provision hereof and of any other agreement made in connection herewith.

       12.4. If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

       12.5. THE COMPANIES, THE PARENT, THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT. THE COMPANIES, THE PARENT AND THE AGENT HEREBY IRREVOCABLY WAIVE PERSONAL SERVICE OF PROCESS AND CONSENT TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.

       12.6. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered when hand delivered or sent by telegram or telex, or three days after deposit in the United States mails, with proper first class postage prepaid and addressed to the party to be notified as follows:

       (A)    if to the Agent, at:

                            The CIT Group/Business Credit, Inc.
                            Two Lincoln Centre Suite 200 - 5420 LBJ Freeway Dallas, TX 75240
                            Attn:  Regional Manager

              with a copy of any material notice to:

                            The CIT Group/Business Credit, Inc.
                            1211 Avenue of the Americas
                            New York, NY 10036
                            Attn:  General Counsel

       (B)    if to the Companies and/or the Parent at:

                            2700 S. Westmoreland Ave.
                            Dallas, TX 74376-9045
                            Attn:  Ms. Cynthia Morris

or to such other address as any party may designate for itself by like notice.

       12.7. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

       12.8. The Parent and each of the Companies hereby agree and acknowledge for purpose of Section 35.51 of the Texas Business and Commerce Code, to the extent applicable, that the Parent and each of the Companies specifically intend for this Agreement and the transaction evidenced hereby to be governed by the laws of the State of New York, that New York law is a proper choice of law, and that the transaction bears a reasonable relationship to New York based, among other things, on the following: (a) the Agent and CITBC are based and resident in New York, (b) the Agent and CITBC have their chief executive office in New York and the credit analysis and part of the negotiations took place in New York, (c) the Accounts will be remitted to a lockbox bank located in New York, (d) funding of the Loans will come from New York, (e) the principal and interest will be paid to the Agent on behalf of the Lenders in New York.

       12.9. NOTWITHSTANDING THE FACT THAT PMC AND SCC HAVE EXECUTED EXHIBIT A, THE TERM LOAN I PROMISSORY NOTE AND EXHIBIT C, THE REVOLVING CREDIT NOTE, AND THAT SCH HAS EXECUTED EXHIBIT B, THE TERM LOAN II NOTE, EACH OF PMC, SCC AND SCH HEREBY AGREES, CONFIRMS AND RATIFIES THAT IT IS JOINTLY AND SEVERALLY LIABLE ON ANY AND ALL OF THE REVOLVING NOTE, TERM LOAN I NOTE AND TERM LOAN II NOTE, AS WELL AS ALL OF THE OBLIGATIONS HEREUNDER.

                   SECTION 13.  AGREEMENT BETWEEN THE LENDERS

       13.1.  (a)    The Agent, for the account of the Lenders, shall disburse
all loans and advances to the Companies and shall handle all collections of Collateral and repayment of Obligations. It is understood that for purposes of advances to the Companies and for purposes of this Section 13 the Agent is using the funds of the Agent.

              (b) Unless the Agent shall have been notified in writing by any Lender prior to any advance to the Companies that such Lender will not make the amount which would constitute its share of the borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such amount available to the Agent on a Settlement Date, and the Agent may, in reliance upon such assumption, make available to the Companies a corresponding amount. A certificate of the Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error. If such Lender's share of such borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Revolving Loans hereunder, on demand, from the Companies without prejudice to any rights which the Agent may have against such Lender hereunder. Nothing contained in this subsection shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof. Nothing contained herein shall be deemed to obligate the Agent to make available to the Companies the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its ratable portion thereof.

       13.2. On the Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the

Settlement Date, the Lenders shall have their proportionate share of all outstanding Obligations.

       13.3. The Agent shall forward to each Lender, at the end of each month, a copy of the account statement rendered by the Agent to the Companies.

       13.4. The Agent shall, after receipt of any interest and fees earned under this Agreement, promptly remit to the Lenders: (a) their pro rata portion of all fees, provided, however, that the Lenders (other than CITBC in its role as the Agent) shall (x) not share in the Collateral Management Fee or the fees provided for in Section 8; and (y) receive their share of the Loan Facility Fee in accordance with their respective agreements with the Agent; (b) interest computed at the rate and as provided for in Section 8 of this Agreement on all outstanding amounts advanced by the Lenders on each Settlement Date, prior to adjustment, that are subsequent to the last remittance by the Agent to the Lenders of the Companies' interest; (c) its pro rata portion of all principal repaid on the Term Loans; and (d) interest on the Term Loans computed at the rate and as provided for in Section 8 of this Agreement.

       13.5.  (a)    The Companies and the Parent acknowledge that the Lenders
may sell participation in the loans and extensions of credit made and to be made to the Companies hereunder. The Companies further acknowledge that in doing so, the Lenders may grant to such participants certain rights which would require the participant's consent to certain waivers, amendments and other actions with respect to the provisions of this Agreement, provided that the consent of any such participant shall not be required except for matters requiring the consent of all Lenders hereunder as set forth in Section 14.10 hereof.

              (b) The Companies and the Parent authorize each Lender to disclose to any participant or purchasing lender (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Companies, the Parent, and their Subsidiaries and Affiliates which has been delivered to such Lender by or on behalf of the Companies pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Companies and the Parent in connection with such Lender's credit evaluation of the Companies and the Parent and their affiliates prior to entering into this Agreement.

       13.6. The Companies and the Parent hereby agree that each Lender is solely responsible for its portion of the Line of Credit and that neither the Agent nor any Lender shall be responsible for, nor assume any obligations for the failure of any Lender to make available its portion of the Line of Credit. Further, should any Lender refuse to make available its portion of the Line of Credit, then the other Lender may, but without obligation to do so, increase, unilaterally, its portion of the Line of Credit in which event the Companies are so obligated to that other Lender.

       13.7. In the event that the Agent, the Lenders or any one of them is sued or threatened with suit by the Companies, the Parent or any Subsidiary or Affiliate or by any receiver, trustee, creditor or any committee of creditors on account of any preference, voidable transfer or lender liability issue, alleged to have occurred or been received as a result of, or during the transactions contemplated under this Agreement, then in such event any money paid in satisfaction or compromise of such suit, action, claim or demand and any expenses, costs and attorneys' fees paid or incurred in connection therewith, whether by the Agent, the Lenders or any one of them, shall be shared proportionately by the Lenders. In addition, any costs, expenses, fees or disbursements incurred by outside agencies or attorneys retained by the Agent to effect collection or enforcement of any rights in the Collateral, including enforcing, preserving or maintaining rights under this Agreement shall be shared proportionately between and among the Lenders to the extent not reimbursed by the Companies or from the proceeds of Collateral. The provisions of this paragraph shall not apply to any suits, actions, proceedings or claims that (x) predate the date of this Financing Agreement or (y) are based on transactions, actions or omissions that predate the date of this Financing Agreement.

       13.8. Each of the Lenders agrees with each other Lender that any money or assets of the Companies held or received by such Lender, no matter how or when received, shall be applied to the reduction of the Obligations (to the extent permitted hereunder) after (x) the occurrence of an Event of Default and
(y) the election by the Required Lenders to accelerate the Obligations. In addition, the Companies and the Parent authorize, and the Lenders shall have the right, without notice, upon any amount becoming due and payable hereunder, to set-off and apply against any and all property held by, or in the possession of such Lender the Obligations due such Lenders.

       13.9. CITBC shall have the right at any time to assign to one or more commercial banks, commercial finance lenders or other financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, its obligations under the Line of Credit, Term Loans, the Revolving Loans and its rights and obligations with respect to Letters of Credit). Upon execution of an Assignment and Transfer Agreement, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations of CITBC as the case may be hereunder and (ii) CITBC shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement. The Companies and the Parent shall, if necessary, execute any documents reasonably required to effectuate the assignments. No other Lender may assign its interest in the loans and advances and extensions of credit hereunder without the prior written consent of the Agent.

                              SECTION 14.  AGENCY

       14.1. Each Lender hereby irrevocably designates and appoints CITBC as the Agent for the Lenders under this Agreement and any ancillary loan documents and irrevocably authorizes CITBC as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and all ancillary documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and all ancillary documents together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into Agreement and the ancillary documents or otherwise exist against the Agent.

       14.2. The Agent may execute any of its duties under this Agreement and all ancillary documents by or through agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

       14.3. Neither the Agent nor any of its officers, directors, employees, agents, or attorneys-in-fact shall be (i) liable to any Lender for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement and all ancillary documents (except for its or such person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Companies or the Parent or any officer thereof contained in this Agreement and all ancillary documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement and all ancillary documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement and all ancillary documents or for any failure of the Companies or the Parent to perform their obligations thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement and all ancillary documents or to inspect the properties, books or records of the Companies or the Parent.

       14.4. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Companies and the Parent), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and all ancillary documents unless it shall first receive such advice or concurrence of the Lenders, or the Required Lenders, as the case may be, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and all ancillary documents in accordance with a request of the Lenders, or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

       14.5. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Companies or the Parent describing such Default or Event of Default. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders, or Required Lenders, as the case may be; provided that unless and until the Agent shall have received such direction, the Agent may in the interim (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders.

       14.6. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Companies and/or the Parent shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Companies and/or the Parent and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Agreement and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition or creditworthiness of the Companies and/or the Parent. The Agent, however, shall provide the Lenders with copies of all financial statements, projections and business plans which come into the possession of the Agent or any of its officers, employees, agents or attorneys-in-fact.

       14.7. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Companies and/or the Parent and without limiting the obligation of the Companies and/or the Parent to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including negligence on the part of the Agent) which may at any time be imposed on, incurred by or asserted against the Agent in anyway relating to or arising out of this Agreement or any ancillary documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this paragraph shall survive the payment of the obligations.

       14.8. The Agent may make loans to, and generally engage in any kind of business with the Companies as though the Agent were not the Agent hereunder. With respect to its loans made or renewed by it or loan obligations hereunder as Lender, the Agent shall have the same rights and powers, duties and liabilities under this Agreement as any Lender and may exercise the same as though it was not the Agent and the terms "Lender" and "Lenders" shall include the Agent in its individual capacities.

       14.9. The Agent may resign as the Agent upon 30 days' notice to the Lenders and the Companies and such resignation shall be effective upon the appointment of a successor Agent. If the Agent shall resign as Agent, then the Required Lenders, with the consent of the Companies, shall appoint a successor Agent for the Lenders. In the event the Required Lenders and the Companies cannot agree on and do not appoint a successor Agent within 30 days, then the Required Lenders shall appoint a new successor Agent. Once a successor Agent has been appointed, such successor Agent shall succeed to the rights, powers and duties of the Agent and the term "the Agent" shall mean such successor Agent effective upon its appointment, and the former Agent's rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After any retiring Agent's resignation hereunder as the Agent the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

       14.10. Notwithstanding anything contained in this Agreement to the contrary, the Agent will not, without the prior written consent of all Lenders:
(a) amend this Agreement to (v) increase the Line of Credit; (w) reduce the interest rates; (x) reduce or waive (i) any fees in which the Lenders share hereunder; or (ii) the repayment of any Obligations due the Lenders; (y) extend the maturity of the Obligations; or (z) alter or amend (1) this Paragraph 10 or
(2) the definitions of Eligible Accounts Receivable, Eligible Inventory, accounts receivable advance percentage, inventory advance percentage, Collateral or Required Lenders; (b) release Collateral in bulk without a corresponding reduction in the Obligations to the Lenders, or (c) intentionally make any Revolving Loan or assist in opening any Letter of Credit hereunder if after giving effect thereto the total of Revolving Loans and Letters of Credit hereunder for the Companies would exceed one hundred and ten percent (110%) of the maximum amount available under Sections 3 and 5 hereof. In all other respects the Agent is authorized to take such actions or fail to take such actions if the Agent, in its reasonable discretion, deems such to be advisable and in the best interest of the Lenders, including, but not limited to, the making of an overadvance or the termination of the Agreement upon the occurrence of an Event of Default unless it is specifically instructed to the contrary by the Required Lenders.

       14.11. In the event any Lender's consent is required pursuant to the provisions of this Agreement and such Lender does not respond to any request by the Agent for such consent within 10 days after such request is made to such Lender, such failure to respond shall be deemed a consent. In addition, in the event that any Lender declines to give its consent to any such request, it is hereby mutually agreed that the Agent and/or any other Lender shall have the right (but not the obligation) to purchase such Lender's share of the Loans for the full amount thereof together with accrued interest thereon to the date of such purchase.

       14.12. Each Lender agrees that notwithstanding the provisions of Section 11 of this Agreement any Lender may terminate this Agreement and the Line of Credit only as of the Maturity Date or any subsequent Anniversary Date and then only by giving the Agent 90 days prior written notice thereof. Within 30 days after receipt of any such termination notice, the Agent shall, at its option, either (i) give notice of termination to the Companies hereunder or (ii) purchase the Lender's share of the Obligations hereunder for the full amount thereof plus accrued interest thereon. Unless so terminated this Agreement and the Line of Credit shall be automatically extended from Anniversary Date to Anniversary Date.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above. This Agreement shall take effect as of the date set forth above after being accepted below by an officer of the Agent after which, the Agent shall forward to the Companies and the Parent a fully executed original for its files.


                                CO-BORROWERS
                                ------------

                                        SUN COAST HOLDINGS, INC.



                                        By:
                                           -------------------------------------
                                               Name:   Cynthia R. Morris
                                               Title:  Vice Chairman


                                        PLASTICS MANUFACTURING COMPANY



                                        By:
                                           -------------------------------------
                                               Name:   Cynthia R. Morris
                                               Title:  Executive Vice President


                                        SUN COAST CLOSURES, INC.



                                        By:
                                           -------------------------------------
                                               Name:   Cynthia R. Morris
                                               Title:  Secretary and Treasurer

                                PARENT
                                ------

                                        SUN COAST INDUSTRIES, INC.



                                        By:
                                           -------------------------------------
                                               Name:   Cynthia R. Morris
                                               Title:  Executive Vice President


                                THE CIT GROUP/BUSINESS CREDIT, INC.



                                By:
                                   ---------------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                ACCEPTED:
                                --------

                                THE CIT GROUP/BUSINESS CREDIT, INC.
                                NEW YORK, NEW YORK



                                By:
                                   ---------------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------